UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.                   )

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a‑12

TRIBUNE PUBLISHING COMPANY
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2020

Dear Stockholders of Tribune Publishing Company:

We are pleased to invite you to the 2020 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will begin at 2:00 p.m. Central Time on May 21, 2020 and will be a “virtual meeting” of stockholders. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/TPCO2020 and entering the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

At the Annual Meeting, you will be asked to:

1.	Elect six directors nominated by our Board of Directors;
2.	approve, on an advisory basis, the compensation of our named executive officers for 2019;
3.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2020; and
4.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Our Board of Directors recommends that you vote FOR each of the proposals described in this Proxy Statement.

We hope you can join us at the Annual Meeting. Regardless of whether you plan to attend, please read the accompanying Proxy Statement and vote your shares promptly. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card.

Sincerely,

Philip G. Franklin	Terry Jimenez
Chair of the Board of Directors	Chief Executive Officer and Member of the Board of Directors

TRIBUNE PUBLISHING COMPANY

160 N. Stetson Avenue
Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 21, 2020
2:00 P.M. CENTRAL TIME

TO THE STOCKHOLDERS OF TRIBUNE PUBLISHING COMPANY:

On Thursday, May 21, 2020, we will hold our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) as a “virtual meeting” of stockholders. The Annual Meeting will begin at 2:00 p.m. Central Time.

At the Annual Meeting, you will be asked to:

1.	elect six directors nominated by our Board of Directors;
2.	approve, on an advisory basis, the compensation of our named executive officers for 2019;
3.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2020; and
4.	consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

You are entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting if you were a stockholder of record at the close of business on March 27, 2020 (the “Record Date”). For ten days prior to the Annual Meeting, a list of stockholders of record entitled to vote will be available for any purpose germane to the Annual Meeting at our principal executive offices, 160 N. Stetson Avenue, Chicago, Illinois 60601. In addition, a list of the names of stockholders of record entitled to vote at the Annual Meeting will be available during the entire time of the Annual Meeting on the virtual annual meeting website.

Regardless of whether you plan to attend, please read the accompanying Proxy Statement and vote your shares as promptly as possible in order to ensure your representation at the Annual Meeting. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Even if you have given your proxy, you may still vote online if you attend the Annual Meeting. If your shares are held through a broker, bank, or other holder of record and you wish to vote online at the Annual Meeting, you must obtain a legal proxy issued in your name from your broker, bank, or other holder of record.

The Annual Meeting will be virtual-only.  Stockholders of record as of the Record Date are entitled to participate in and submit questions in writing during the Annual Meeting, and vote at the Annual Meeting by visiting www.virtualshareholdermeeting.com/TPCO2020. To participate in the virtual-only Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

The Proxy Statement is furnished in connection with the solicitation of proxies by Tribune Publishing Company on behalf of the Board of Directors for the Annual Meeting. In accordance with Securities and Exchange Commission rules, we will send a Notice of Internet Availability of Proxy Materials on or about April 8, 2020, and provide access to the Proxy Statement over the Internet on or before that date, to the holders of record of our common stock as of the close of business on the Record Date.

By Order of the Board of Directors

Julie K. Xanders
Executive Vice President, General Counsel and Secretary

Chicago, Illinois
April 8, 2020

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on May 21, 2020.
The Proxy Statement and the Annual Report are available at www.proxyvote.com.

1

TRIBUNE PUBLISHING COMPANY

160 N. Stetson Avenue
Chicago, Illinois 60601

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION CONCERNING PROXIES AND VOTING AT THE ANNUAL MEETING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (our “Board” or “Board of Directors”) of Tribune Publishing Company (“Tribune Publishing,” the  “Company,” “we,” “us,” or “our”), a Delaware corporation, of proxies to be voted at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with rules of the Securities and Exchange Commission (the “SEC”), we will send a Notice of Internet Availability of Proxy Materials on or about April 8, 2020, and provide access to our proxy materials over the Internet beginning on or before that date, to the holders of record and beneficial owners of our common stock as of the close of business on March 27, 2020 (the “Record Date”).

You are invited to attend our Annual Meeting on Thursday, May 21, 2020, beginning at 2:00 p.m. Central Time. The Annual Meeting will be held in a virtual-only format at www.virtualshareholdermeeting.com/TPCO2020.

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and Board committees, the compensation of directors and named executive officers for fiscal year 2019, and other information.

Who is entitled to vote?

Holders of our common stock at the close of business on March 27, 2020, the Record Date, are entitled to receive the Notice of Annual Meeting of Stockholders (the “Notice”) and vote at the Annual Meeting. As of the close of business on the Record Date, there were 36,457,953 shares of our common stock outstanding and entitled to vote.

How many votes do I have?

Each share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting. For example, if you own 30 shares of Tribune Publishing common stock, you are entitled to 30 votes on each matter at the Annual Meeting. Stockholders do not have cumulative voting rights.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” As a stockholder of record, you may vote online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares. In this case, the Notice, Proxy Statement, Annual Report to Stockholders (including our Form 10‑K for the year ended December 29, 2019 (the “Annual Report”)), and applicable voting instruction form should have been forwarded to you by your broker, bank, or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction form provided by your broker, bank, or other holder of record.

What am I voting on?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of six directors nominated by our Board of Directors;
2.	An advisory resolution approving the compensation of our named executive officers for 2019; and
3.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2020.

We will also consider any other business properly presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

How do I vote?

You can vote using any one of the methods described below.

Vote by Internet. Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

Vote by Telephone. Stockholders of record may submit proxies using any touch‑tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch‑tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.

Vote by Mail. You can vote by mail by completing, signing, and dating the proxy card or voting instruction form and returning it in the prepaid return envelope, if printed copies of the proxy materials were requested. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non‑votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

Vote Online at the Annual Meeting. As the Annual Meeting is virtual-only, stockholders as of the close of business on the Record Date can vote online during the Annual Meeting by visiting www.virtualshareholdermeeting.com/TPCO2020 and following the instructions found on your proxy card. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you later decide not to attend.

Tribune Publishing Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

How many copies of the proxy materials should I have received?

If you received more than one proxy card or voting instruction form, your shares are registered in more than one name or are registered in different accounts. In order to vote all of the shares you own, please sign and return all proxy cards or voting instruction forms, or vote each proxy card or voting instruction form by telephone or by Internet to ensure that all of your shares are voted.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

1.	delivering written notice of such revocation to the Company;
2.	timely delivering a valid, subsequent proxy by Internet, by telephone, or by mail; or
3.	voting online at the Annual Meeting.

If you are a beneficial owner, you may be able to submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote online at the Annual Meeting if you obtain a legal proxy, as previously described.

Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you vote online at the Annual Meeting. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 160 N. Stetson Avenue, Chicago, Illinois 60601. The list will also be available during the entire time of the Annual Meeting on the virtual annual meeting website.

What constitutes a quorum at the Annual Meeting?

The holders of a majority of the outstanding shares entitled to vote at the Annual Meeting, present in person or represented by proxy at the Annual Meeting, are necessary to constitute a quorum to transact business. Abstentions and “broker non‑votes” (as described under the heading “What are ‘broker non‑votes’ and how do they affect the proposals?”) are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve each of the other proposals described in this Proxy Statement?

Shares represented by a valid proxy will be voted at the Annual Meeting and, when instructions are given by the stockholder, will be voted in accordance with those instructions. If you are a stockholder of record and you return your proxy card but do not indicate your voting preferences, the persons named on the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non‑votes’ and how do they affect the proposals?” regarding whether your broker, bank, or other holder of record may vote your uninstructed shares on a particular proposal.

With respect to Proposal No. 1, the election of directors, the six director candidates receiving the largest number of votes will be elected. With respect to Proposal Nos. 2 and 3, the affirmative vote of the holders of at least a majority of the outstanding shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required in order for the proposal to be approved. Abstentions will not be counted in the tabulation of votes cast on Proposal No. 1. Abstentions will be counted in the tabulation of votes cast on Proposal Nos. 2 and 3 and will have the same effect as a vote against the proposals. Withhold votes are not counted for any purpose in determining the outcome of Proposal No. 1.

What are “broker non‑votes” and how do they affect the proposals?

A “broker non‑vote” occurs when a broker, bank, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because such holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner and you do not give instructions to your broker, bank, or other holder of record, such holder of record will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non‑discretionary” items (those shares are treated as “broker non‑votes”). If you are a beneficial owner, your broker, bank, or other holder of record has “discretion” to vote your shares on Proposal No. 3, the ratification of the appointment of our independent registered public accounting firm, if the holder of record does not receive voting instructions from you. However, such holder of record may not vote your shares on Proposal Nos. 1 or 2, without your voting instructions on those proposals, because such proposals are considered “non‑discretionary.” Accordingly, without your voting instructions on those proposals, a broker non‑vote will occur. Broker non‑votes are not counted for any purpose in determining the outcome of Proposal Nos. 1 or 2.

What is the effect of the advisory resolution to approve the compensation of our Named Executive Officers?

In accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with a nonbinding, advisory vote to approve the compensation of our 2019 Named Executive Officers (as defined in the Compensation Discussion and Analysis section of this Proxy Statement), commonly known as a “say‑on‑pay” proposal. In 2015, our stockholders voted that we conduct advisory votes to approve the compensation of our Named Executive Officers annually and, consistent with this result, we decided to conduct the advisory vote annually. Although this advisory vote is not binding upon the Board of Directors or the Company, the Board of Directors and the Compensation, Nominating and Corporate Governance Committee of the Board of Directors will review and consider the voting results when making future decisions regarding our executive compensation program.

We expect to have our stockholders vote again, on a nonbinding, advisory basis, on whether we should have a say-on-pay proposal every one, two, or three years at the 2021 Annual Meeting of Stockholders.

What is the effect of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm?

Selection of our independent registered public accounting firm is not required to be submitted to a vote of stockholders. The Sarbanes‑Oxley Act of 2002 requires the Audit Committee of our Board of Directors (the “Audit Committee”) to be directly responsible for the appointment, compensation, and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors has elected to submit the selection of Ernst & Young LLP as our independent registered public accounting firm to stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, at its discretion, appoint a different independent registered public accounting firm at any time during the year.

Who counts the votes?

Broadridge Financial Solutions, Inc. will count all votes and serve as the inspector of election. The inspector of election will separately count affirmative and negative votes, abstentions, and broker non‑votes.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of soliciting proxies. Proxies may be solicited on our behalf by the Company’s directors, officers, or employees in person or by telephone, electronic transmission, and facsimile transmission. No additional compensation will be paid to directors, officers, or other employees for soliciting proxies. We furnish copies of solicitation materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners.

Why did I receive a one‑page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

When will Tribune Publishing announce the results of the voting?

We will report the voting results in a Current Report on Form 8‑K filed within four business days after the end of the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8‑K within four business days of the day the final results are available. The Current Report on Form 8‑K, and any amendments, will be available at www.sec.gov and on our website at investor.tribpub.com.

What are the requirements for admission to the Annual Meeting?

You are entitled to attend the Annual Meeting if you were a Company stockholder as of the close of business on the Record Date or you hold a valid proxy for the Annual Meeting. As the Annual Meeting is virtual-only, stockholders of record as of the close of business on the Record Date, and persons holding valid proxies from stockholders of record, are entitled to participate in and submit questions in writing during the Annual Meeting by visiting www.virtualshareholdermeeting.com/TPCO2020. To participate in the online Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials.  Online check-in will begin at 1:50 p.m. Central Time. Please allow ample time for the online check-in procedures.

Why is the Annual Meeting being held online?

We believe that moving to a virtual-only Annual Meeting not only addresses current public health and travel safety concerns relating to the novel coronavirus (COVID-19), but also facilitates greater participation by providing easy access to the meeting and allowing stockholders to participate from any location around the world. All of our stockholders will now be able to participate in the Annual Meeting online without prohibitive cost or inconvenience. All stockholders can submit questions in writing by visiting www.virtualshareholdermeeting.com/TPCO2020.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation, as amended (“Restated Certificate”) and our Amended and Restated By‑Laws (“By‑Laws”) currently provide that the Board of Directors will be elected at the annual meeting of stockholders to serve one‑year terms or until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.

Board Composition

As of April 8, 2020, the Board of Directors was composed of eight members serving on the standing Board committees set forth below. Effective January 31, 2020, Mr. Franklin has served as the Chairperson of the Board.

		Board		Compensation,
		of	Audit	Nominating and
Name	Age	Directors	Committee	Corporate Governance Committee
Carol Crenshaw	63	*	*	*
David Dreier	67	*
Philip G. Franklin	68	*
Eddy W. Hartenstein	69	*
Terry Jimenez	47	*
Christopher Minnetian	51	*	**
Dana Goldsmith Needleman	47	*		*
Richard A. Reck	70	*	*	**

*Member

**Chair

Nominees for Director

The Board of Directors has nominated the six individuals listed below for election as directors at the Annual Meeting. All nominees are currently serving as directors of the Company. Ms. Needleman and Mr. Minnetian were both appointed to the Board of Directors pursuant to the Cooperation Agreement dated as of December 1, 2019 by and among the Company, Alden Global Opportunities Master Fund, L.P. and Alden Global Value Recovery Master Fund, L.P. (the “Cooperation Agreement”).

Each of the nominees has consented to being named as a Board nominee in this Proxy Statement and has agreed to serve if elected. Management has no reason to believe that any nominee will be unable to serve. If any of the Board nominees becomes unavailable to serve as a director, proxies will be voted for the election of such person as shall be designated by the Board of Directors, unless the Board chooses to reduce the number of directors serving on the Board.

Biographical information about the six nominees for director appears below, including information about the experience, qualifications, attributes and skills considered by our Compensation, Nominating and Corporate Governance Committee and the Board in determining that the nominees should serve as a director.

The Board of Directors Recommends a Vote “FOR” Each of the Board’s Nominees.

Carol Crenshaw

Ms. Crenshaw has served as a director since April 2016. She retired as the Chief Financial Officer and Vice President of Finance for The Chicago Community Trust, a community foundation dedicated to improving the Chicagoland region through strategic grant making, civic engagement and inspiring philanthropy, in September 2018. She joined The Chicago Community Trust in 1983 as assistant controller, was promoted to controller in 1984, and served as Chief Financial Officer and Vice President of Finance from 1994 until her retirement in September of 2018. Prior to joining The Chicago Community Trust, she was an auditor with the certified public accounting firm of KPMG Peat Marwick/Chicago. Ms. Crenshaw was a member of the Accounting Practices Committee of Community Foundations and a trustee of the John L. Patten Charitable Trust. Ms. Crenshaw currently is a member of the board of directors and chairs the audit committee of Northern Illinois University Foundation. Ms. Crenshaw received her certified public accountant certificate in 1982 and holds a B.S. from Northern Illinois University.

Specific qualifications, experience, skills and expertise that led to the Compensation, Nominating and Corporate Governance Committee’s (the “CNCG Committee”) conclusion that Ms. Crenshaw is qualified to serve on the Board include:

•	Operating and management experience;
•	Expertise in finance and financial reporting; and
•	Core business skills, including financial, audit and strategic planning.

Philip G. Franklin

Mr. Franklin has served as a director since the consummation of the Company’s distribution and separation from Tribune Media Company (the “Distribution”) in August 2014 and has served as the Non-Executive Chairman since January 2020. Mr. Franklin retired from serving as Chief Financial Officer of Littelfuse, Inc., a manufacturer of electronic components, in April 2016 after 17 years of service. Prior to joining Littelfuse in 1998, he was Vice President and Chief Financial Officer of OmniQuip International, a private equity sponsored roll‑up in the construction equipment industry. Previously, Mr. Franklin served as Chief Financial Officer for Monarch Marking Systems, a subsidiary of Pitney Bowes, and Hill Refrigeration. Earlier in his career, he worked in a variety of finance and general management positions at FMC Corporation. Mr. Franklin also currently serves as a director of TTM Technologies, Inc., where he is chairman of the audit committee. Mr. Franklin attended Dartmouth College, where he earned a bachelor’s degree in economics and an MBA at the Tuck School of Business.

Specific qualifications, experience, skills and expertise that led to the CNCG Committee’s conclusion that Mr. Franklin is qualified to serve on the Board include:

•	Operating and management experience;
•	Core business skills, including financial and strategic planning; and
•	Expertise in finance and financial reporting.

Terry Jimenez

Mr. Jimenez has served as our Chief Executive Officer and President and as a director since January 2020. Before that, he was Executive Vice President and Chief Financial Officer since April 2016. Before joining the Company, Mr. Jimenez was a Partner for IBM’s Global Business Services, where he served in that capacity from 2012 to 2016. From September 2009 through February 2012, he served as President of Newsday Media Group, a subsidiary of Cablevision Systems Corporation. From 2008 to 2009, Mr. Jimenez served as Chief Operating Officer/Chief Financial Officer of Newsday, LLC and Publisher of amNew York, subsidiaries of Cablevision Systems Corporation. Prior to Cablevision’s acquisition of Newsday from Tribune Media Company, he served in various roles at Tribune Media Company. From 2005 to 2008, he was Vice President Finance/Chief Financial Officer of Newsday, Inc. and from 2003 to 2005, he served as Controller for the Chicago Tribune Group. Prior to joining Tribune Media Company, from 1994 to 2002, Mr. Jimenez served in roles at McDonald’s Corporation, including Finance Director for McDonald’s Partner Brands Group, Controller for Donatos Pizzeria and other accounting, financial consulting, strategy and merger & acquisition roles. Mr. Jimenez holds a B.S. in accountancy from Northern Illinois University and an M.B.A. from J.L. Kellogg Graduate School of Management, Northwestern University.

Specific qualifications, experience, skills and expertise that led to the CNCG Committee’s conclusion that Mr. Jimenez is qualified to serve on the Board include:

•	Operating and management experience;
•	Core business skills, including finance and financial reporting, operations and strategic planning; and
•	Deep understanding of our company, its history and industry.

Christopher Minnetian

Mr. Minnetian has served as a director since December 2019. He has served as the president of Smith Management LLC, a family investment firm, since 2014. From 2001 to 2014, Mr. Minnetian was a Managing Director and the General Counsel of Ripplewood Holdings LLC, a private equity firm. Earlier in his career, Mr. Minnetian was an attorney at the law firm of Piper

Rudnick LLP, where he was a member of the firm’s Corporate & Securities practice. Mr. Minnetian currently serves on the board of directors of MNG Enterprises, Inc., a Denver-based publishing company. Mr. Minnetian received an A.B. in economics from Columbia College, Columbia University and a J.D. from the Fordham University School of Law.

Specific qualifications, experience, skills and expertise that led to the CNCG Committee’s conclusion that Mr. Minnetian is qualified to serve on the Board include:

•	Operating and management experience, including oversight of finance and accounting functions at Smith Management LLC and service on audit committees of several private companies;
•	Core business skills, including operations and strategic planning; and
•	Strong understanding of the newspaper industry.

Dana Goldsmith Needleman

Ms. Needleman has served as a director since December 2019. She has served as a Principal of The Cogent Group, LLC, a private real estate investment firm, since 2009. From 1999 to 2009, Ms. Goldsmith Needleman was at Cardinal Capital Partners, a sale-leaseback firm, serving as Managing Director from 2003 to 2009 and Vice President from 1999 to 2002. Ms. Goldsmith Needleman currently serves as a director of Fred’s Inc., a company operating discount general merchandise store chain, which was a public company until September 2019. Ms. Goldsmith Needleman holds a B.A. from Duke University and a J.D. from Boston University School of Law.

Specific qualifications, experience, skills and expertise that led to the CNCG Committee’s conclusion that Ms. Needleman is qualified to serve on the Board include:

•	Operating and management experience;
•	Core business skills, including operations and strategic planning; and
•	Strong understanding of the real estate industry.

Richard A. Reck

Mr. Reck has served as a director since April 2016. He is the founder and President of Business Strategy Advisors LLC, a business strategy consultancy firm that focuses on serving technology, information and entertainment companies, and has served in such capacity since August 2002. Mr. Reck joined the certified public accounting firm of KPMG LLP in June 1973 and remained employed there until his retirement as a partner in July 2002. He currently serves on the board of directors and chairs the audit committee of SilkRoad, Inc., a venture capital backed multinational human capital management software company; serves on the board of advisors of Ultra Corporation, a private IT consultancy firm; and serves on the board of directors and chairs the audit committee of Advanced Life Sciences Holdings, Inc., a public biopharmaceutical company that has been inactive since 2011. He previously served on the board of directors, as well as the audit and compensation committees, of Interactive Intelligence Group, Inc., a public communications software company which was acquired by Genesys Telecommunications Laboratories, Inc. in December 2016, and the board of directors of Merge Healthcare, Inc., which was a publicly-traded company until its acquisition by IBM in October 2015 where he served on the audit committee and chaired the nominating and governance committee. Mr. Reck is a registered certified public accountant in Illinois and holds a B.A. from DePauw University and an M.B.A. in Accounting from the University of Michigan.

Specific qualifications, experience, skills and expertise that led to the CNCG Committee’s conclusion that Mr. Reck is qualified to serve on the Board include:

•	Operating and management experience;
•	Expertise in finance and financial reporting; and
•	Core business skills, including financial, audit and strategic planning.

CORPORATE GOVERNANCE

Board of Directors

During the fiscal year ended December 29, 2019, the Board of Directors met 18 times, the CNCG Committee met 13 times, and the Audit Committee met four times. No incumbent director attended fewer than 75% of the meetings of the Board and Board committees on which he or she served during his or her term of service. Five of our directors attended the 2019 Annual Meeting.

The Nasdaq Stock Market (“Nasdaq”) listing rules (“Nasdaq Rules”) require that a majority of our Board of Directors be “independent directors,” as defined in Nasdaq Rule 5605(a)(2). The Board, following the review and recommendation of the Compensation, Nominating and Corporate Governance Committee of the Board, reviewed the independence of the persons who served as our directors, including whether specified transactions or relationships exist currently, or existed during the past three years, between our directors, or certain family members or affiliates of our directors, and the Company and our subsidiaries, certain other affiliates, or our independent registered public accounting firm. As a result of the review, the Board determined that all of the current directors,  except for Mr. Jimenez, who is an employee, are “independent” under the applicable Nasdaq Rules. In making the independence determinations, the Board considered the fact that each of Mr. Minnetian and Ms. Needleman was appointed to the Board pursuant to the Cooperation Agreement between the Company and funds affiliated with Alden Global Capital LLC (“Alden Global Capital”), as well as Mr. Minnetian’s role at Smith Management LLC, the family office of a founding member of Alden Global Capital. The Board also determined that Justin C. Dearborn, our former Chief Executive Officer and Chair of the Board (through his retirement from the Company in early 2019), and Timothy P. Knight, our former Chief Executive Officer (through his retirement from the Company in early 2020), were not independent.

Board Leadership Structure and Role in Risk Oversight

The Company’s Corporate Governance Guidelines provide that it is the policy of the Board that it may choose in its discretion whether to separate or combine the offices of Chairman and Chief Executive Officer on a case‑by‑case basis. Our Board believes that it should have the flexibility to make this determination as circumstances require and in a manner that it believes is best to provide appropriate leadership for our Company. Pursuant to our Corporate Governance Guidelines, if the Board chooses to combine the offices of Chairman and Chief Executive Officer, an independent Lead Director will be appointed annually by the independent directors. The Board believes that its current leadership structure, with Mr. Franklin serving as Chairman of the Board and Mr. Jimenez serving as Chief Executive Officer and President, is appropriate because it enables the Board as a whole to engage in oversight of management, promote communications between management and the Board and oversee governance matters while allowing our Chief Executive Officer to focus on his primary responsibility for the operational leadership and strategic direction of the Company. The Board does not believe that its role in risk oversight has affected the Board’s leadership structure. Stockholders may access a copy of the Company’s Corporate Governance Guidelines on our website at investor.tribpub.com.

Our independent directors have the opportunity to meet in executive session to consider such matters as they deem appropriate, without management being present, as a regularly scheduled agenda item for Board and committee meetings, as appropriate. The Chairman chairs executive sessions of the independent board members and the chairperson of each committee chairs that committee’s executive sessions.

The Board of Directors considers oversight of the Company’s risk management efforts to be a responsibility of the entire Board (as reported by and through the appropriate committee in the case of risks that are under the purview of a particular committee). Management provides the full Board regular updates on major Company initiatives, strategies, and related risks. The CNCG Committee provides oversight of the Company’s pay policies and practices, including risks associated with executive compensation. In addition, the CNCG Committee oversees risks associated with corporate governance and Board composition, including the independence of Board members. The Audit Committee receives the results of a risk assessment designed to identify and assess key risks associated with the achievement of the Company’s strategic objectives. Management and the CNCG Committee periodically evaluate the risks involved with our compensation programs and do not believe that any of our programs creates risks that are reasonably likely to have a material adverse impact on us. The Audit Committee also receives periodic reports regarding internal audits, which include management action plans designed to mitigate deficiencies and related risks. The Audit Committee also provides oversight concerning key financial risks and, pursuant to its charter, discusses Company policies with respect to risk assessment and risk management. As part of its role relating to consideration and oversight of risk management, the Audit Committee is periodically informed about, and oversees, data security risks.

The chairperson of the relevant Board committee reports on its discussions to the full Board of Directors during the committee reports portion of the applicable Board meeting. The full Board may access committee materials and may attend committee meetings. This enables the Board and its committees to coordinate the risk oversight role regarding, for example, compensation and governance‑related risks.

Board Committees

The Board of Directors has established the following standing committees: the Audit Committee and the Compensation, Nominating and Corporate Governance Committee. The Board may, by resolution passed by a majority of the Board, from time to time, appoint other committees to address special projects or matters of interest to the Board.

All of the members of each of the standing committees meet the criteria for independence prescribed by the Nasdaq Rules. Membership of the standing committees is determined periodically by the Board of Directors. Adjustments to committee assignments may be made at any time. As of April 8, 2020, membership of each standing committee was as set forth above under “Board Composition.”

The Board of Directors has adopted a written charter for each standing committee. Stockholders may access a copy of each standing committee’s charter on our website at www.investor.tribpub.com. A summary of the duties and responsibilities of each committee is set forth below.

Audit Committee

The primary purposes of the Audit Committee are to: (a) assist the Board in overseeing (i) the quality and integrity of the Company’s financial statements, (ii) the qualifications and independence of the Company’s independent auditor, (iii) the performance of the Company’s internal audit function and independent auditor, (iv) the Company’s compliance with legal and regulatory requirements, and (v) management’s process to assess and manage the Company’s enterprise risk issues; and (b) prepare the report of the Audit Committee required to be included in the Company’s annual proxy statement under SEC rules.

The Audit Committee has the sole authority to appoint or replace the independent auditor. The Audit Committee has the direct responsibility for the compensation, retention and oversight of the work of each independent auditor engaged by the Company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and each such independent auditor reports directly to the Audit Committee. The Audit Committee is responsible for resolving disagreements between management and each such independent auditor regarding financial reporting. The Audit Committee has established policies and procedures for the review and pre‑approval by the Audit Committee of all auditing services and permissible non‑audit services (including the fees and terms thereof) to be performed by the independent auditor.

The Audit Committee meets with our independent auditor at least quarterly, prior to releasing our quarterly results, to review the results of the independent auditor’s interim reviews or annual audit before the results are released to the public or filed with the SEC. The Audit Committee also meets at least once every quarter in separate sessions with management and with the Company’s internal auditor. In addition, the Audit Committee reviews and comments on the quality of our accounting principles and financial reporting and controls, the adequacy of staff, and the results of procedures performed in connection with the audit process. Pursuant to its charter, the Audit Committee is required to meet at least once per quarter.

The charter of the Audit Committee requires that it be composed of at least three directors, all of whom meet the independence requirements relating to directors and audit committee members (a) of Nasdaq and (b) under Section 10A(m) of the Exchange Act and any related rules and regulations promulgated thereunder by the SEC. Each member of the Audit Committee shall, in the judgment of the Board, have the ability to read and understand fundamental financial statements. At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. No member of the Audit Committee may serve on more than three audit committees of publicly traded companies (including our Audit Committee), unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee.

The Board of Directors has determined that each member of the Audit Committee meets the independence and financial literacy requirements of Nasdaq and the SEC. The Board also has determined that Messrs. Minnetian and Reck and Ms. Crenshaw are “audit committee financial experts” under SEC rules and satisfy the financial sophistication requirements of the Nasdaq Rules.

Compensation, Nominating and Corporate Governance Committee

With respect to its compensation functions, the purpose of the CNCG Committee is to assist the Board in fulfilling its responsibilities for establishing and administering the Company’s policies, programs and procedures for compensating its executives, including (a) to discharge the Board’s responsibilities relating to the compensation of the Company’s Chief Executive Officer and executive officers (collectively, the “Senior Management Group”), and the compensation of the independent directors of the Board,

(b) to review the compensation discussion and analysis of executive compensation portion of this proxy statement and prepare the report of the CNCG Committee also included in this proxy statement and (c) to take such other actions relating to the compensation and benefits structure of the Company as the CNCG Committee deems necessary or appropriate.

With respect to its nominating and corporate governance functions, the purpose of the CNCG Committee is to assist the Board in fulfilling its responsibilities by: (a) identifying individuals qualified to become directors and selecting, or recommending that the Board select, the candidates for all director positions to be filled by the Board or by the stockholders, (b) developing and recommending to the Board a set of corporate governance guidelines applicable to the Company, and (c) otherwise taking a leadership role in shaping the corporate governance of the Company.

The CNCG Committee’s charter reflects the responsibilities noted above and is reviewed regularly by the committee. The charter also requires that the CNCG Committee be composed of at least three members who satisfy the independence requirements relating to directors and compensation committee members under the Nasdaq Rules. Unless the Board shall determine otherwise, at least two members of the CNCG Committee are required to satisfy the requirements of a “Non‑Employee Director” for purposes of Rule 16b‑3 under the Exchange Act. In addition, subject to any applicable transition rule, as to any compensation plan that is intended to be administered in a manner consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), at least two members of the CNCG Committee are required to satisfy the requirements of being an “outside director” for purposes of Section 162(m) of the Code and related regulations. The Board has determined that each member of the CNCG Committee meets the Nasdaq independence requirements and at least two members meet such other requirements. In accordance with its charter and to the extent permitted by applicable law, regulations, and the Nasdaq Rules, the CNCG Committee may form and delegate its duties, responsibilities and authority to subcommittees or to members of management to perform certain duties and responsibilities on its behalf.

Pursuant to its charter, the CNCG Committee may, without further approval by the Board, retain or terminate, as it determines to be necessary or advisable, a compensation consultant or other advisors, including outside accounting and legal advisors, to assist in the performance of its duties. Any legal or other advisor retained by the CNCG Committee may, but need not be, otherwise engaged by the Company for any other purpose.

The CNCG Committee reports frequently to the Board of Directors and maintains open communication with the Company’s Chief Executive Officer, independent consultants, and internal human resources professionals. The CNCG Committee meets as frequently as necessary, as determined by its Chair, to carry out its responsibilities under its charter and takes actions by written consent when necessary.

Independent Compensation Consultant

Pursuant to its charter, as outlined above, the CNCG Committee may engage outside consultants to assist it in meeting its responsibilities. In 2019, the CNCG Committee retained Willis Towers Watson (the “Compensation Consultant”) as its independent compensation consultant to assist with peer group analysis, director compensation analysis, risk assessment of the Company’s compensation programs, and other services upon request. The CNCG Committee has reviewed the independence of the Compensation Consultant based on the criteria established by the SEC and Nasdaq and confirmed that, based on the absence of conflicts of interest, the Compensation Consultant is independent. As part of this review, the CNCG Committee confirmed that the Compensation Consultant did not provide any other services to the Company and only received fees from the Company for work performed directly for the CNCG Committee.

Role of Executives in Establishing Executive Compensation

With support from the Company’s human resources department, our Chief Executive Officer prepared and provided recommendations to the CNCG Committee on the following items: base salaries for current executives, the design of the short‑term and long‑term incentive plans for executives, and the grant value of equity awards provided to executives. The Chief Executive Officer assisted in the review of compensation studies and proposed incentive plans, including proposing specific performance goals to be reviewed by the CNCG Committee with respect to short‑term and long‑term executive compensation. The Chief Executive Officer, the General Counsel, the Chief Human Resources Officer and the independent Compensation Consultant attended the CNCG Committee meetings that related to executive compensation to assist the CNCG Committee with its review; however, the executives did not attend the executive sessions of the meetings. The CNCG Committee uses this information along with its judgment, survey data and peer group data to determine executive compensation.

CNCG Committee Interlocks and Insider Participation

None of the members of the CNCG Committee was at any time during fiscal 2019 or at any other time thereafter, an officer or employee of the Company, and none had or has any relationships with the Company that are required to be disclosed under Item 404 of Regulation S‑K, except as otherwise disclosed under “Policies and Procedures for the Review and Approval or Ratification of Transactions With Related Persons.” None of the Company’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on the Company’s Board of Directors or CNCG Committee, during fiscal 2019.

Hedging Policy

The Board has approved the Company’s Policy on Trading in Securities. The policy includes the following restrictions with respect to securities of the Company and its affiliates and applies these restrictions to all directors, officers and employees of the Company and their immediate family members and other persons living in their households:

•	A prohibition against “short sales.”
•	A prohibition against publicly traded options, such as puts and calls, and other derivative securities.
•	A prohibition against forms of hedging or monetization transactions (such as zero-cost collars and forward sale contracts) allowing a person to lock in much of the value of his or her stock holdings.
•	A prohibition against holding Company securities in margin accounts or pledging Company securities as collateral for a loan unless such proposed transaction is pre-cleared with the general counsel.

Board Selection, Composition and Evaluation

The CNCG Committee reviews annually the appropriate skills and characteristics required of directors in light of the current composition of the Board of Directors. When assessing a director candidate’s qualifications, the CNCG Committee will consider, among other factors, diversity, and balance of inside, outside and independent directors, while still complying with Nasdaq’s independence requirements for the overall Board. The CNCG Committee will also consider the general qualifications of the potential nominees, such as:

•	integrity and honesty;
•	the ability to exercise sound, mature and independent business judgment in the best interests of the stockholders as a whole;
•	a background and experience with media, including broadcasting, digital and publishing, finance or marketing or other fields which will complement the talents of the other Board members;
•	willingness and capability to take the time to actively participate in Board and committee meetings and related activities;
•	ability to work professionally and effectively with other Board members and the Company’s management;
•	availability to remain on the Board long enough to make an effective contribution;
•	satisfaction of relevant independence standards; and
•	absence of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

The CNCG Committee does not have a formal policy with respect to diversity, which includes age, geography, professional, and other factors; however, the CNCG Committee and the Board believe it is essential to have directors representing diverse viewpoints. Diversity is one factor considered by the CNCG Committee in determining the needs of the Board and evaluating director candidates to fill such needs.

The CNCG Committee will consider qualified director candidates recommended by the Company’s stockholders and evaluates the qualifications of candidates properly submitted by stockholders in the same manner as it evaluates the qualifications of director candidates identified by itself or the Board of Directors. Stockholders can recommend director candidates by following the instructions outlined below under “Additional Information—Consideration of Stockholder‑Recommended Director Nominees.” No nominations for director were submitted to the CNCG Committee for consideration by any of the Company’s stockholders in connection with the Annual Meeting. Each of Mr. Minnetian and Ms. Needleman was appointed to the Board in 2019 pursuant to the Cooperation Agreement between the Company and funds affiliated with Alden Global Capital.

DIRECTOR COMPENSATION

Time, Manner and Components of Compensation

For 2019, the applicable components of the Company’s non‑employee director cash and equity compensation were as follows:

Annual Retainers Paid to Non-Employee Directors (1)
Annual restricted stock retainer	$140,000
Annual cash retainer	$45,000

Additional Committee Compensation
Audit Committee Chairperson—annual cash retainer	$20,000
CNCG Committee Chairperson—annual cash retainer	$20,000
Audit Committee Member—annual cash retainer	$10,000
CNCG Committee Member—annual cash retainer	$10,000

(1)

The Company’s non-employee director compensation program provides: (a) restricted stock awards to provide directors with immediate voting rights, with the number of such restricted shares based on the value of the award (as set forth in the table above) divided by the closing price of the Company’s common stock on the date of grant, rounded up, (b) an annual cash retainer to directors, and (c) an annual cash retainer to committee chair and members.

Awards granted as a part of the Company’s non‑employee director compensation program are reviewed annually by the CNCG Committee, who recommends any changes to the program to the full Board of Directors. Willis Towers Watson (the “Compensation Consultant”) consulted with the CNCG Committee regarding the program. While the Compensation Consultant in 2019 found that the program provided for director’s pay at or below the 25th percentile, the CNCG Committee reviewed and discussed market data from the Compensation Consultant and determined no changes were necessary for the non-employee director compensation program, other than to provide for a one-time equity award of 100,000 shares of restricted stock to Mr. Dreier in connection with his appointment as Chairman of the Board. In early 2020, the CNCG Committee determined to add to the Company’s non-employee director compensation program an annual cash retainer in the amount of $100,000 for any future Chairman of the Board.

Non-employee director equity awards were granted pursuant to the Company’s 2014 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) on May 15, 2019.  These awards vest one year from the date of grant, as long as the Director continues to serve as a Director through the earlier of (a) the first anniversary of the date of grant and (b) the day immediately prior to the first annual meeting of stockholders of the Company after the date of grant. The vesting of restricted stock will also be immediately accelerated upon a Director’s death or disability. As set forth in the Omnibus Incentive Plan, upon a Change in Control (as defined in that plan), the vesting of the equity awards will generally fully accelerate unless an Alternative Award (as defined in that plan) is made to the director.

Our non-employee directors may elect to convert all or a portion of their annual cash retainers, as applicable, into RSUs. Our non-employee directors may also elect to defer the receipt of restricted stock they otherwise would receive. Any such conversions or deferrals are made by timely filing an election to establish a notional deferred stock account in compliance with applicable tax rules. Each deferred unit credited to such an account represents an unfunded obligation of the Company to issue a share of common stock on a future payment date. Shares will be issued with respect to such deferred units upon the earlier of (i) termination of the individual’s service as a director of the Company or (ii) a change in control (as defined in the Omnibus Incentive Plan). Our directors are also reimbursed for reasonable Company-related travel expenses.

The following table shows compensation earned by or paid to non‑employee directors who served as directors for any portion of fiscal 2019. Messrs. Dearborn and Knight, our former Chief Executive Officers, did not receive additional compensation for their service on the Board of Directors. The compensation of Messrs. Dearborn and Knight is described in the “2019 Summary Compensation Table.”

2019 Director Compensation Table

	Fees Earned or	Stock
Name	Paid in Cash ($)(1)	Awards ($)(2)	Total ($)
Carol Crenshaw	$65,000	$140,008	$205,008
David Dreier	$45,000	$1,458,008	$1,503,008
Philip G. Franklin	$85,000	$140,008	$225,008
Eddy W. Hartenstein	$45,000	$140,008	$185,008
Christopher Minnetian	$-	$58,343	$58,343
Dana Goldsmith Needleman	$-	$58,343	$58,343
Richard A. Reck	$85,000	$140,008	$225,008

(1)

On May 15, 2019, each of Ms. Crenshaw and Mr. Reck received a fully-vested restricted stock unit award for the following number of shares pursuant to their respective elections to defer and convert all or a portion of their cash fees for 2019 into restricted stock units (“RSUs”): Ms. Crenshaw, 5,958 RSUs; and Mr. Reck, 5,844 RSUs.

(2)

The dollar amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”) for awards granted during the fiscal year ended December 29, 2019, excluding the effect of any estimated forfeitures. Assumptions used in the calculation of these amounts are described in footnotes 2 and 16 to the Company’s audited financial statements included in the Annual Report. On May 15, 2019, Ms. Crenshaw and Messrs. Dreier, Franklin, Hartenstein and Reck received 12,833 shares of restricted stock. On December 1, 2019 Ms. Needlman and Mr. Minnetian received 4,660 shares of restricted stock. See the description of the vesting provisions of these awards set forth above this table. Such restricted stock awards were the only outstanding unvested equity held by the individuals listed in the table above as of December 31, 2019.

Stock Ownership Guidelines

In order to further align the interests of our non-employee directors with those of our stockholders, our Board of Director has adopted stock ownership guidelines under which our executive officers and directors are required to achieve certain holdings by March 1, 2022 or the fifth anniversary of the applicability of such guidelines if after the policy’s adoption date. Non-employee directors are required to hold at least $210,000 worth of Company stock by March 1, 2022 or the fifth anniversary of the applicability of such guidelines if after the policy’s adoption date. $210,000 represents three times the annual cash retainer for a director that was in place at the time we adopted our stock ownership guidelines.

For additional information regarding the stock holdings of our current non‑employee directors, see “Security Ownership of Certain Beneficial Owners, Directors, and Management.”

PROPOSAL 2: ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers. This advisory proposal is commonly referred to as a “say‑on‑pay” proposal. Although this advisory vote is not binding upon the Board of Directors, our Board and the CNCG Committee will review and consider the voting results of this vote when making future decisions regarding our Named Executive Officer compensation and related executive compensation program. We currently intend to conduct this vote annually, with the next vote set to occur at our 2021 Annual Meeting of Stockholders.

As discussed under the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is designed to attract, retain and motivate superior executive talent, including our Named Executive Officers, who are critical to our success. We seek to align pay and performance by making a significant portion of our Named Executive Officers’ compensation dependent on:

•	the achievement of specific annual strategic or financial goals; and
•	the realization of increased stockholder value.

Please read the “Compensation Discussion and Analysis” section of this proxy statement, the accompanying tables, and the related narrative disclosures for a description of our executive compensation program, including information about the fiscal year 2019 compensation of our Named Executive Officers.

We are asking our stockholders to support our Named Executive Officer compensation described in this proxy statement. Your vote is not intended to address any specific item of our compensation program, but rather our overall approach to the compensation of our Named Executive Officers described in this proxy statement. Our Board and the CNCG Committee believe our overall program effectively implements our compensation approach and achieves our goals. Accordingly, we ask you to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the accompanying tables, and related narrative in the Proxy Statement for the Company’s Annual Meeting of Stockholders.”

The Board of Directors Recommends a Vote “FOR”
the Advisory Resolution to Approve the Compensation of Our Named Executive Officers.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2020. Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of EY as the Company’s independent registered public accounting firm is not required by our By‑Laws or otherwise. However, the Board of Directors is submitting the appointment of EY to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain EY. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors Recommends a Vote “FOR” the Ratification of the
Appointment of ERNST & YOUNG LLP as Our Independent Registered Public Accounting Firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as the representative of the Board of Directors for general oversight of the quality and integrity of the Company’s financial statements, the qualifications and independence of the Company’s independent auditor, the performance of the Company’s internal audit function and independent auditor, the Company’s compliance with legal and regulatory requirements and management’s process to assess and manage the Company’s enterprise risk issues. Management has responsibility for preparing the Company’s financial statements as well as for the Company’s financial reporting process, including internal controls thereon. The Company’s independent registered public accounting firm is responsible for auditing those financial statements.

In connection with our review of the Company’s consolidated audited financial statements for the fiscal year ended December 29, 2019, we relied on reports received from Ernst & Young LLP, the Company’s independent registered public accounting firm for fiscal 2019, as well as the advice and information we received during discussions with the Company’s management. In this context, we hereby report as follows:

(i)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2019 with the Company’s management.
(ii)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under PCAOB Auditing Standard 1301, Communications with Audit Committees.
(iii)	The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under Rule 2‑07 of Regulation S‑X, Communications with Audit Committees.
(iv)

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

(v)

Based on the review and discussion referred to in paragraphs (i) through (iv) above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10‑K for the year ended December 29, 2019, for filing with the SEC.

The Audit Committee

Christopher Minnetian, Chairperson
Carol Crenshaw
Richard A. Reck

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES REPORT

Fees Paid to Independent Registered Public Accounting Firm

Ernst & Young LLP served as the Company’s independent registered public accounting firm for fiscal 2018 and 2019. The following table sets forth aggregate fees billed or expected to be billed for services rendered by Ernst & Young LLP for the 2018 and 2019 fiscal years, inclusive of out‑of‑pocket expenses.

Type of Fees	2019	2018
Audit Fees	$2,501,126	$4,116,598
Tax Fees	$42,733	$116,182
All Other Fees	$16,157	$20,864

“Audit Fees” consist of fees for professional services rendered for the annual audit of our consolidated financial statements and internal control over financial reporting, reviews of our interim consolidated financial statements included in quarterly reports, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including relating to the SEC. “Tax Fees” consist of fees for professional services rendered for assistance with federal, state, and international tax compliance, tax advice, and tax planning. “All Other Fees” in 2019 and 2018 consist primarily of consultation related to structuring of transactions.

Audit Committee Review and Pre‑Approval of Independent Registered Public Accounting Firm’s Services

The Audit Committee has considered the non‑audit services provided by the independent registered public accounting firm as described above and believes that they were compatible with maintaining the independence of the applicable firm as the Company’s independent registered public accounting firm for the 2018 or 2019 fiscal year, as applicable.

Pursuant to its charter, the Audit Committee has the sole authority to appoint or replace the independent auditor. The Audit Committee has the direct responsibility for the compensation, retention and oversight of the work of each independent auditor engaged by the Company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and each such independent auditor reports directly to the Audit Committee. The Audit Committee establishes policies and procedures for the review and pre‑approval by the Audit Committee of all auditing services and permissible non‑audit services (including the fees and terms thereof) to be performed by the independent auditor. The chairperson of the Audit Committee may grant the approvals (including pre‑approvals) on behalf of the Audit Committee. The decision of the chairperson of the Audit Committee to approve (including to pre‑approve) an activity is required to be reported to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate to management the Audit Committee’s responsibilities to pre‑approve services performed by the independent auditor. The Audit Committee pre‑approved all of the Audit, Tax, and All Other services and fees listed above.

EXECUTIVE OFFICERS

The following table sets forth the name, age, and position of each of our executive officers as of the date of this proxy statement, April 8, 2020:

Name	Age	Position
Terry Jimenez	47	President and Chief Executive Officer
Michael N. Lavey	62	Interim Chief Financial Officer, Chief Accounting Officer and Controller
Julie K. Xanders	55	Executive Vice President, General Counsel and Secretary

Terry Jimenez. For biographical information for Mr. Jimenez, please refer to the section entitled “Proposal 1: Election of Directors.”

Michael N. Lavey. Mr. Lavey has served as Interim Chief Financial Officer since January 31, 2020 and as Controller and Chief Accounting Officer since May 2018. He previously served as the Company’s Senior Vice President, Corporate Controller since May 2015. Prior to joining the Company, Mr. Lavey served as vice president and corporate controller of A. H. Belo Corporation, a media company, from January 2010 to May 2015, and as controller of the Dallas Morning News in 2009. Earlier in his career, Mr. Lavey held financial management positions with, or served as a financial consultant for, imc2, Alliance Data Systems Corporation, Lighting Science Group Corporation, MetroPCS, Inc., Excel Communications, Inc., BancTec, Inc. and NAC, Inc. Mr. Lavey began his career in the audit function at Arthur Andersen & Co. in 1979.

Julie K. Xanders. Ms. Xanders has served as Executive Vice President, General Counsel and Secretary of Tribune Publishing since the Distribution in August 2014. Ms. Xanders previously served as the Assistant General Counsel/West Coast Media of Tribune Media Company and served as Senior Vice President, Legal for the Los Angeles Times. Ms. Xanders joined The Times Mirror Company, a media company, in 1993 as Corporate Counsel for Times Mirror Cable Television, Inc. and was promoted to Assistant General Counsel in 1995 for Times Mirror, Associate General Counsel in 1997, Deputy General Counsel in 1998, and Senior Vice President and General Counsel for the Los Angeles Times in August 1998. Prior to joining Times Mirror, Ms. Xanders worked for four years in private practice with Gibson, Dunn & Crutcher, a law firm, as an associate attorney. Ms. Xanders earned a J.D. from UC Berkeley School of Law and has a B.A. from Yale University, where she graduated summa cum laude and was elected Phi Beta Kappa. She is a past chair and continues to serve as a member of the Executive Committee of the Business Law Section, of the Los Angeles County Bar Association. She served on the Board of Trustees and several Board committees of the Los Angeles County Bar Association from July 2004 to June 2009 and from July 2010 to June 2011. She serves as Vice Chair of the Board of Trustees of Southwestern Law School and is chair of the Membership and Governance Committee, chair of the Executive Committee and a member of the Compensation Committee. From October 2013 to October 2015, she served on the Board of Directors of the California Newspaper Publishers Association and was Chair of its Governmental Affairs Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table shows the number of shares of the Company’s common stock beneficially owned as of March 24, 2020, by: (i) all those known by us to be beneficial owners of more than 5% of our outstanding common stock; (ii) each director as of such date; (iii) each of the Named Executive Officers listed in the “2019 Summary Compensation Table”; and (iv) the current directors and executive officers as a group as of such date. Unless otherwise indicated, beneficial owners listed in the table may be contacted at the Company’s corporate headquarters at 160 N. Stetson Avenue, Chicago, Illinois 60601.

	Number of
	Shares	Percentage of
	Beneficially	Outstanding
Name	Owned (1)	Shares (1)
More Than 5% Stockholders:
Alden Global Capital LLC (2)	11,544,213	31.7%
885 Third Avenue
New York, BY 10022
Nant Capital LLC (3)	8,743,619	24.0%
9922 Jefferson Boulevard
Culver City, CA 90232
PRIMECAP Management Company (4)	2,170,676	6.0%
177 E. Colorado Blvd, 11th floor
Pasadena, CA 91105
BestReviews Inc. (5)	1,913,438	5.2%
8985 Double Diamond Parkway, Unit B7
Reno, Nevada 89521
Non-Employee Directors:
Carol Crenshaw (6)	63,321	*
David Dreier (7)	144,143	*
Philip G. Franklin (8)	59,183	*
Eddy W. Hartenstein (9)	157,893	*
Christopher Minnetian (10)	4,660	*
Dana Goldsmith Needleman (11)	4,660	*
Richard A. Reck (12)	73,806	*
Named Executive Officers:
Justin C. Dearborn	—	*
Terry Jimenez (13)	308,230	*
Timothy P. Knight (14)	328,848	*
Ross Levinsohn	31,794	*
Julie K. Xanders (15)	72,445	*
All current directors and executive officers as a group (10 persons) (16)	901,295	2.5%

*Represents beneficial ownership of less than 1%

(1)

Beneficial ownership is determined in accordance with SEC rules. For the number of shares beneficially owned by each of the “More Than 5% Stockholders,” we rely on each of such stockholder’s statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, as described in the footnotes below. For each person, entity, or group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, entity, or group by the sum of 36,456,742 shares of the Company’s common stock outstanding as of March 24, 2020, plus the number of shares of common stock, if any, that such person, entity, or group had the right to acquire pursuant to the exercise of stock options or vesting of RSUs or other rights within 60 days of March 24, 2020. Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

Information presented is based on a Schedule 13D/A (Amendment No. 1) filed with the SEC on December 2, 2019, and a Form 4 filed with the SEC on November 25, 2019 by Alden Global Capital LLC (“Alden”) and Heath Freeman Pursuant to the filings the reporting persons beneficially own 11,544,213 shares. Alden Global Opportunities Master Fund, L.P. (“AGOMF”), of which Alden is the investment manager, holds 6,345,288 shares of the Company’s common stock. Alden Global Value Recovery Master Fund, L.P. (“AGVRMF”), of which Alden is the investment manager, holds 5,198,925 shares of the Company’s common stock. Mr. Freeman is President of Alden. Mr. Freeman and Alden have shared voting power and dispositive power over and aggregate of 11,544,213 shares held by AGOMF and AGVRME.
(3)

Information presented is based on a Schedule 13D/A (Amendment No. 7) filed with the SEC on January 18, 2019 by Dr. Patrick Soon-Shiong, Nant Capital, LLC (“Nant Capital”), and California Capital Equity, LLC (“CalCap”). Nant Capital beneficially owns, in the aggregate, 7,650,000 shares of the Company’s common stock. CalCap and Dr. Soon-Shiong may be deemed to beneficially own, and share with Nant Capital the power to vote and direct the vote, and the power to dispose or direct the disposition of, the 7,650,000 shares beneficially owned by Nant Capital. Dr. Soon-Shiong also directly beneficially owns 1,093,619 shares of the Company’s common stock. Dr. Soon-Shiong has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition, of all such 1,093,619 shares. As a result, Dr. Soon-Shiong may be deemed to beneficially own, in the aggregate, 8,743,619 shares of the Company’s common stock.

(4)

Information presented is based on a Schedule 13G/A (Amendment No. 8) filed with the SEC on February 12, 2020 by PRIMECAP Management Company (“Primecap”) as of December 31, 2019. Pursuant to the filing, Primecap has sole voting power over 2,169,451 shares of the Company’s common stock and sole dispositive power over 2,170,676 shares.

(5)

Information presented is based on a Schedule 13G filed with the SEC on February 13, 2018 by BestReviews Inc. Based on this Schedule 13G, BestReviews Inc. beneficially owns, and has sole power to vote and direct the vote of, and the sole power to dispose or direct the disposition of, 1,913,438 shares of the Company’s common stock.

(6)

The number of shares beneficially owned by Ms. Crenshaw includes (a) 12,833 shares of unvested restricted stock and (b) 31,790 shares (attributable to deferred director fees converted to stock units) issuable within 60 days of March 24, 2020 if during such period (i) her service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

(7)	The number of shares beneficially owned by Mr. Dreier includes 12,833 shares of unvested restricted stock.
(8)	The number of shares beneficially owned by Mr. Franklin includes 12,833 shares of unvested restricted stock.
(9)

The number of shares beneficially owned by Mr. Hartenstein includes (a) 12,833 shares of unvested restricted stock and (b) 52,333 shares subject to options that are currently exercisable or that will become exercisable within 60 days of March 24, 2020.

(10)	The number of shares beneficially owned by Mr. Minnetian includes 4,660 shares of unvested restricted stock.
(11)	The number of shares beneficially owned by Ms. Needleman includes 4,660 shares of unvested restricted stock.
(12)

The number of shares beneficially owned by Mr. Reck includes (a) 12,833 shares of unvested restricted stock and (b) 32,275 shares (attributable to deferred director fees converted to stock units) issuable within 60 days of March 24, 2020 if during such period (i) his service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

(13)	The number of shares beneficially owned by Mr. Jimenez includes 112,500 shares subject to options that are currently exercisable or that will become exercisable within 60 days of March 24, 2020.
(14)	The number of shares beneficially owned by Mr. Knight includes 112,500 shares subject to options that are currently exercisable or will become exercisable within 60 days of March 24, 2020.
(15)

The number of shares beneficially owned by Ms. Xanders includes (a) 20,301 shares subject to options that are currently exercisable or will become exercisable within 60 days of March 24, 2020 and (b) 5,289 shares issuable on the vesting of RSUs within 60 days of March 24, 2020.

(16)

The number of shares beneficially owned by all current directors and current executive officers as a group as of March 24, 2020 includes (a) 185,134 shares subject to options that are currently exercisable or that will become exercisable within 60 days of March 24, 2020, (b) 73,485 shares of unvested restricted stock, (c) 8,414 shares issuable upon the vesting of RSUs within 60 days of March 24, 2020,  and (d) 64,065 shares issuable within 60 days of March 24, 2020 if during such period (i) the director’s service as a director of the Company terminates or (ii) there is a change in control (as defined in the Omnibus Incentive Plan).

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes material elements of our compensation philosophy, summarizes our executive compensation program, and reviews compensation decisions for the following 2019 Named Executive Officers (the “Named Executive Officers” or “NEOs”):

Name	Title
Timothy P. Knight	President, Chief Executive Officer
Terry Jimenez	Executive Vice President, Chief Financial Officer
Julie K. Xanders	Executive Vice President, General Counsel and Secretary
Justin C. Dearborn	Chief Executive Officer and Chairperson of the Board (Former)
Ross Levinsohn	Chief Executive Officer, Tribune Interactive, LLC (Former)

Effective January 31, 2020, Mr. Knight stepped down as President, Chief Executive Officer, Mr. Jimenez was appointed Chief Executive Officer and President and Mr. Lavey was appointed Interim Chief Financial Officer. In addition, effective January 17, 2019, Mr. Dearborn and Mr. Levinsohn departed from the Company.

2019 Overview

In 2019, we made significant progress delivering results across our three strategic pillars – People, Audience and Revenue.  We continue to aim to be a high-performing, audience-centric culture that delivers sustainable revenue growth and profit while increasing stockholder value. Our digital-only subscribers increased 33.6% to 334,000 at the end of the fourth quarter 2019, up from 250,000 at the end of the fourth quarter 2018 and exceeding our 2019 goal. In spite of revenue headwinds across our industry in 2019, our income from continuing operations increased by $43.0 million compared to 2018 and Adjusted EBITDA grew 8.0% to $101.4 million. As discussed below, compensation decisions made in 2019 were aligned with our Company goals and in support of delivering these results. Adjusted EBITDA is a non-GAAP (generally accepted accounting principles) financial measure. For reconciliation to income from continuing operations, the most comparable GAAP measure, and other information on this measure, please reference our 2019 Annual Report on Form 10-K under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” on pages 38-39.

Pay Philosophy

Our executive compensation program is designed to closely tie pay to performance through compensating our executives for the attainment of short-term and long-term goals, the achievement of which we believe will create stockholder value. The CNCG Committee developed our executive pay program in support of the following fundamental pay philosophy guidelines:

•

A significant portion of compensation opportunity should be variable and at risk. The majority of our NEOs’ compensation is variable and at risk and based on the performance of the Company (including stock price performance) and/or its business units so that actual compensation delivered to our NEOs is aligned with the actual performance of the Company.

•	Long-term incentives should weigh heavier than short-term incentives. The incentive compensation for our NEOs focuses more heavily on long-term, rather than short-term, accomplishments and results.
•

Pay levels and designs should generally be aligned with market norms among peer companies with whom we compete for executive talent. The Company strives for each NEO’s total compensation package to pay at approximately the 50th percentile of the market.

•	Management should be aligned with stockholders through equity compensation. Equity-based compensation is used to align the interests of our NEOs with the interests of our stockholders.

Consideration of Results of 2019 Stockholder Advisory Vote on Executive Compensation; Investor Outreach

At our 2019 Annual Meeting of Stockholders, 99.7% of votes present or represented by proxy at the meeting and entitled to vote were in support of the proposal to approve executive compensation. The CNCG Committee considers the results of annual "say-on-pay" proposals among many other factors in discharging its responsibilities. Throughout the year, we regularly interacted with stockholders regarding Company performance, business strategy and other corporate matters. Relating to corporate governance and executive compensation matters, we are committed to understanding our investors' views and guidelines on best practices and are open to discussing with stockholders the design of our programs.

2019 Compensation Highlights

1. NEO Compensation Tied to Business Performance and Long‑Term Share Price Performance

Our compensation program continues to tie a substantial portion of executive compensation to business performance, making a large portion of executive pay “at-risk.” A large percentage of an executive’s total pay opportunity is either (a) an annual bonus award opportunity under a plan tied to Company and individual performance and/or (b) equity awards, the value of which are linked to our stock price. Under our 2019 management incentive program (“MIP”), as discussed below, the CNCG Committee set our MIP performance targets at rigorous levels it believed were reasonable but not so difficult as to encourage undue risk-taking by our executives. In addition, our compensation design for executives continued to be structured to ensure executives held a significant number of shares of our common stock, vesting over time, to encourage the achievement of long-term stockholder value creation.

2. Pay for Performance—Compensation At Risk

•	Our 2019 MIP contained two performance metrics, corporate Adjusted EBITDA and total revenue.
•	All NEOs had a portion of their MIP tied directly to Adjusted EBITDA to ensure that executives were focused on the profitability of the Company, in direct alignment with stockholder interests.
•	In addition to Adjusted EBITDA, all NEOs had a portion of their MIP opportunity tied to the Company’s consolidated total revenue to reinforce the need for revenue growth.
•	All NEOs had a portion of their MIP tied to individual performance that was measured by the achievement of specific goals aligned under each of our strategic goals: People, Audience and Revenue.
•

In fiscal year 2019, actual performance of both the performance metrics met the threshold established by the CNCG Committee for the 2019 MIP to fund bonus payments to the NEOs and all other MIP participants. The CNCG Committee designed the 2019 MIP so that the MIP pool would fund and incentive amounts would be paid if the Company’s consolidated Adjusted EBITDA performance met the minimum specified threshold. Since we did meet that threshold, our NEOs received 2019 MIP awards in March 2020.

•

Restricted stock units (“RSUs”) directly tie Named Executive Officer compensation to absolute share price performance and stock option grants reward performance that drives stock price appreciation. Each of our currently employed NEOs has outstanding RSU and option awards, however, no stock options were granted to NEOs in 2019.

•

The following charts reflect the composition of the 2019 total pay opportunity for (i) the CEO and (ii) the average of other currently employed NEOs. These charts (a) included such person’s target 2019 MIP bonus opportunity and (b) averaged the value of the LTI equity awards granted to each of them over the past three years to reflect the value attributable to 2019 as two of them received additional equity awards in 2019.

CEO	Other NEOs

3. Good Pay Practices

The Company has adopted many best practices with respect to the executive compensation program, including:

•	We pay for performance. A significant portion of total executive compensation is earned by achieving annual goals that increase stockholder value.
•

We emphasize equity compensation to reward long‑term growth and stockholder value creation. A significant portion of total executive compensation is earned in the form of stock options and RSUs, which directly tie the Named Executive Officer compensation to both absolute share price performance and share price appreciation.

•	We have a Policy on Trading in Securities that prohibits hedging, pledging and other speculative transactions in our securities.
•

The CNCG Committee has retained an independent compensation consultant to advise the CNCG Committee regarding the executive compensation program and the risk profile of the Company’s compensation programs. Both our executive management and the CNCG Committee evaluate annually the risks involved with our compensation programs and do not believe that any of our programs creates risks that are reasonably likely to have a material adverse impact on us.

•	The CNCG Committee has reviewed a risk analysis of our compensation programs and practices to ensure that appropriate risk mitigation controls are in place.
•

The Company’s Omnibus Incentive Plan (a) prohibits repricing or replacing stock options with exercise prices below the current fair market value of our common stock without stockholder approval; (b) generally prohibits acceleration of vesting of equity awards except in the case of a change of control, death or disability; and (c) other than with respect to a small number of available shares, prohibits the granting of equity awards that vest in under one year from the date of grant, ensuring the recipient’s interest are aligned with those of our long-term stockholders.

•

We have an Executive Compensation Clawback Policy that allows the Company to recoup executive compensation in the event of a restatement of the Company’s financial statements that results in the amount of any performance‑based compensation (cash and equity) paid or awarded to an executive officer being greater than it would have been had it been calculated based on the restated financial statements.

•	We have robust stock ownership guidelines that apply to executive officers and directors and annually review compliance.
•	Any dividend equivalents on our RSUs are paid only when such units vest.
•	We offer executive officers the same group benefit programs as we provide all other employees.
•	We provide limited executive perquisites.
•	A significant portion of the compensation to our NEOs is awarded in the form of RSUs, the value of which is directly linked to absolute share price performance.
•	The Company does not provide any change in control excise or other tax gross-ups for any executives.

Independent Compensation Consultant

The CNCG Committee retained Willis Towers Watson (the “Compensation Consultant”) as its independent compensation consultant. The Compensation Consultant regularly attends CNCG Committee meetings, advises on matters including peer group composition, annual and long‑term incentive plan design and awards and provides market data, analysis and advice regarding compensation for our Named Executive Officers and our non‑employee directors.

Our Approach to Executive Compensation

Our approach to executive compensation is aimed at achieving the following:

•	Attract and retain top talent;
•	Motivate and reward the performance of senior executives to achieve strategic, financial and operating performance objectives;
•

Ensure that our total compensation packages are competitive in comparison to those offered by our peers and that our compensation practices are consistent with high standards of corporate governance; and

•	Align our executives’ interests with the long‑term interests of our stockholders.

NEO Compensation

The CNCG Committee oversees all components of the Company’s executive compensation program. During 2019, the Company’s Chief Executive Officer and Chief Human Resources Officer made recommendations to the CNCG Committee regarding executive compensation actions for the Named Executive Officers. The CNCG Committee uses market compensation data, published media industry survey benchmarks, and compensation data from the Company’s Peer Group (as described below), and other qualitative information, in making its compensation determinations for its NEOs.

Peer Group

In May 2019, the CNCG Committee updated the Company’s group of peer companies to remove IAC/InterActiveCorp (as updated, the “Peer Group”) given certain factors including M&A and an ongoing review of relevance to Tribune Publishing. The replacement company is Gray Television Inc. Gray Television owns and operates television stations and digital properties in 93 television markets. The companies in the current Peer Group are as follows:

Company (Ticker Symbol)	Revenue (1)
AMC Networks Inc. (AMCX)	$3,060
The E. W. Scripps Company (SSP)	$1,424
Fair Isaac Corporation (FICO)	$1,160
Gannett Co., Inc. (GCI)	$1,868
Gray Television, Inc.	$2,122
j2 Global, Inc. (JCOM)	$1,372
Lee Enterprises, Incorporated (LEE)	$510
The McClatchy Company (MNI)	$807
Meredith Corporation (MDP)	$3,189
The New York Times Company (NYT)	$1,812
Scholastic Corporation (SCHL)	$1,654
TEGNA, INC (TGNA)	$2,300
Townsquare Media, Inc (TSQ)	$431

(1)	Revenue set forth is in millions and is based on most recent fiscal year-end reported.

Our Compensation Cycle

In general, compensation is reviewed during the first quarter of every year. This review includes:

•	Annual performance reviews for the prior year;
•	Base salary increases;
•	MIP target awards; and
•	Long‑term incentive target awards (including stock options, RSUs and/or performance‑based awards).

The CNCG Committee, in consultation with the Compensation Consultant, reviews and assesses the performance of the Chief Executive Officer and all other Named Executive Officers and authorizes compensation actions it believes are appropriate and commensurate with relevant competitive data and the compensation program.

Primary Compensation Components

The following sections, including information supplied in tabular form, provide information about principles and approaches with respect to base salary, the MIP and long-term incentive target awards.

BASE SALARY

General Principle	Specific Approach

A competitive salary provides a necessary element of stability. Base salary should recognize individual performance, market value of a position and the executive officer’s tenure, experience and expertise, scope of responsibility, contribution to the Company, and growth in his or her role.

Salary levels are reviewed annually. The CNCG Committee will consider compensation data from the Peer Group. Any increases will be based on overall performance, Company performance and relative competitive market position.

The base salaries of each of our Named Executive Officers employed by us at the end of fiscal 2019 were as follows.

Base Salary
Name	(Effective as of December 29, 2019)
Timothy P. Knight	$600,000
Terry Jimenez	$550,000
Julie K. Xanders	$465,000
Justin Dearborn (1)	$600,000
Ross Levinsohn (1)	$600,000

(1)	The former NEOs separated from the company in January 2019, and pursuant to their executive employment agreements, were compensated by salary continuation through December 2019.

The base salaries for the NEOs remained constant in 2019 from their 2018 and 2018 year-end levels, with the exception of Terry Jimenez who gained additional responsibility and received a $75,000 increase to his base salary in January 2019.

MANAGEMENT INCENTIVE PROGRAM (MIP)

General Principle	Specific Approach

The MIP is designed to provide an opportunity for our executive officers to earn incentive awards tied to annual performance. The program aligns the focus of our executive officers with Company‑wide and business unit‑specific financial and operating measures. The MIP is the key compensation tool for aligning short‑term realized pay for the management team with the attainment of key operating imperatives.

The 2019 MIP was designed to emphasize financial and/or individual goals. Bonus opportunities were based on a mixture of our consolidated financial performance and individual performance as described below.

We structure the MIP awards to achieve competitive compensation levels when targeted performance results are achieved. We use objective formulas to establish potential MIP performance awards, and the CNCG Committee then has negative, but not positive, discretion to decrease awards from the amount calculated under the MIP.

The 2019 MIP provided for an annual cash payment to participating executive officers established as a target percentage of base salary. Any MIP payment is the product of the annual base salary rate multiplied by the target base salary percentage multiplied by the MIP annual performance factor based on the approved metrics. The CNCG Committee may approve negative discretionary adjustments with respect to MIP awards for executive officers.

Overview of the MIP

2019 Internal Performance Metrics (Corporate Level)

Performance Metric	Why this Metric
Adjusted EBITDA	Adjusted EBITDA reflects the Company’s emphasis on profitability and cost‑containment and is a measure of total operating performance of the enterprise.

We define Adjusted EBITDA as income from continuing operations before equity in earnings of unconsolidated affiliates, income taxes, loss on early debt extinguishment, interest expense, other (expense) income, realized gain (loss) on investments, reorganization items, depreciation and amortization, net income attributable to noncontrolling interests, and other items that we do not consider in the evaluation of ongoing operating performance. These items include stock-based compensation expense, restructuring charges, transaction expenses, and certain other charges and gains that we do not believe reflects the underlying business performance.

Total Revenue

Total Revenue reflects our consolidated gross revenues as set forth on our Income Statement included in our Form 10‑K for the year ended December 29, 2019.

Revenue reflects the Company’s emphasis on growing the business.

2019 MIP Design

The 2019 MIP was designed so that a bonus pool would fund at 100% if the Company achieved an Adjusted EBITDA goal of $105 million. If performance exceeded that threshold target, the pool would be funded with a sliding scale of funding based on how much actual results exceeded the threshold. The 2019 MIP design was structured with a minimum threshold of 90% of Company Adjusted EBITDA and 95% of Revenue that had to be achieved in order to fund on a sliding scale to a target of 100%. Once the pool is funded, individual payments are calculated based on a combination of performance against the Adjusted EBITDA threshold target, performance against a total revenue threshold target of $1,000 million and performance against individual goals. Based on, among other things, comparable market and peer data received from its Compensation Consultant, as well as on recommendations from management, the CNCG Committee set the Adjusted EBITDA and Revenue threshold targets as set forth in the table below.

Threshold ($ in million)
Adjusted EBITDA (after the effect of the MIP)	$105
Total Revenue	$1,000

2019 MIP Performance Target and Performance

The CNCG Committee established 2019 MIP performance targets for the Named Executive Officers based on the performance metrics discussed above and the Company’s annual operating plan, taking into consideration the Company’s aspirational business and strategic goals. Successful attainment is achievable only if the Company performs at the established level. Goals are set to be attainable but yet to stretch an executive officer to perform at a high level, lead a high performing team, and do so without incentivizing undue risk-taking.

2019 Target MIP Award as a Percentage of Base Salary

The following table shows the performance metrics and target MIP award (as a percentage of base salary) for each Named Executive Officer under the 2019 MIP. As structured, 2019 MIP awards to our NEOs could not exceed two times the target amount, regardless of Company or individual performance.

				Target
	Metric and % Weighting			Award
	Adjusted		Individual	(as a % of
Named Executive Officer	EBITDA	Revenue	Goals	Base Salary)
Timothy P. Knight	60%	20%	20%	100%
Terry Jimenez	60	20	20	80
Julie K. Xanders	60	20	20	50
Justin Dearborn	-	-	-	100
Ross Levinsohn	-	-	-	166.67

Justin Dearborn and Ross Levinsohn, former executive officers listed above, separated from the Company in January 2019, and pursuant to their executive employment agreements, received a pro-rata amount of the 2019 MIP award based on actual performance with respect to the calendar year of termination of employment, based on the number of days worked in such calendar year. The former NEOs were employed through January 17, 2019.

Key individual goals for our NEOs generally consisted of the following:

•

For Mr. Knight, improve employee communications within and across all markets, improve employee engagement, increase our unique visitors to our sites, grow digital subscriptions and revenue, achieve top-line revenue targets at each business unit and across the Company, and optimize cash flow from our legacy print business.

•

For Mr. Jimenez, develop a 3 year operating plan to stabilize and optimize New York Daily News, increase employee engagement and employee communications, deploy new talent management and performance management practices across his assigned business units, increase digital subscriber audiences and achieve revenue targets at New York Daily News, Orlando Sentinel and Sun Sentinel business units.

•

For Ms. Xanders, enhance compliance review and improvement, develop and execute a data privacy compliance strategy, enhance various training programs aimed to decrease the Company’s legal risks, enhance contractual terms, conditions and procedures to help streamline contracting processes and mitigate legal risks.

The CNCG Committee reviewed each executive’s 2019 performance against his or her individual goals in connection with their leadership responsibility, and the CNCG Committee approved 2019 MIP bonus payments to all Named Executive Officers, as the Company’s financial performance met the threshold financial performance required under the MIP.

Actual Company Performance under the 2019 MIP and Actual 2019 MIP Awards

	Target (in millions)	Actual Results (in millions)	Payout %	Weight	Earned Percentage
Adjusted EBITDA*	$105.0	$101.4	76.6%	60%	45.9865%
Total Revenue	$1,000.0	$983.1	83.1%	20%	16.6202%
Individual Performance Goals			100.0%	20%	20.0000%
Earned Percentage					82.6067%
*including MIP expense

Named Executive Officer	Target 2019 MIP	Earned Percentage	Actual MIP Payment
Timothy P. Knight	$600,000	82.6067%	$495,640
Terry Jimenez	$440,000	82.6067%	$363,470
Julie Xanders	$232,500	82.6067%	$192,061
Justin C. Dearborn	$600,000	3.8475%	$23,085
Ross Levinsohn	$1,000,000	3.8475%	$38,475

Long‑Term Incentive Awards Program

The Company’s long‑term incentive award program for senior executives has two components, each of which directly ties long‑term compensation to long‑term value creation and stockholder return:

•	RSUs and
•	Non‑qualified stock option awards.

Our Named Executive Officers Timothy Knight and Terry Jimenez received long-term incentive awards in 2016, 2017 and 2019 for the reasons described below. The CNCG Committee granted these equity awards in consultation with the Compensation Consultant in order to align the interests of senior management with the interests of the Company’s stockholders and for the Company to remain competitive in attracting, rewarding and retaining talent.

The long-term incentive awards granted to Timothy Knight were initially made by the CNCG Committee in connection with the recruitment and onboarding of Mr. Knight to hold the position of President, Tronc X in February 2017. The awards vested in three equal annual installments on the first, second and third anniversaries of the grant. The CNCG Committee intended that no additional long-term equity would be granted to him for three years. However, Mr. Knight was promoted to Chief Executive Officer and awarded 125,000 RSUs on January 16, 2019, in connection with the promotion. The award that fully vested on the first anniversary of the grant date.

Terry Jimenez joined the Company in April 2016 and the CNCG Committee awarded RSUs and non‑qualified stock options to him that year. Those awards are subject to a three-year vesting schedule. Taking into account the size of such grants, the CNCG Committee intended for these equity grants to serve as the sole long-term equity incentives for Mr. Jimenez until 2019. No additional equity awards were granted to Mr. Jimenez in 2018. However, in January 2019, Mr. Jimenez’s scope of responsibility was significantly increased and he was granted 75,000 RSUs on January 16, 2019 that fully vested on the first anniversary of the grant date.

Ms. Xanders did not receive an equity award in 2019.

Restricted Stock Unit Component

Grants of RSUs provide Named Executive Officers with stock ownership of unrestricted shares after the restriction lapses. In the judgment of the CNCG Committee, individuals in positions most likely to assist in the Company’s long‑term value creation goals and to create stockholder value over time should generally receive RSUs.

Key elements of the RSU program are:

•

RSUs provide the same economic risk or reward as restricted stock, but recipients do not have voting rights and do not receive cash dividends during the restriction period. Dividend equivalents are accrued and paid in cash upon vesting of the RSUs. Vested RSUs are settled in shares.

•	RSUs are generally subject to a three-year or four‑year restriction period and will vest in three or four equal annual installments, as applicable.

In certain cases, such as for new hires, to facilitate retention or for significant promotions, selected employees may receive RSUs subject to different vesting terms.

Non‑Qualified Stock Options Component

Non‑qualified stock options permit optionees to buy the Company’s common stock in the future at a price equal to the common stock’s value on the date the option was granted, which is the option exercise price.

Key elements of the non‑qualified stock option program are:

•	The option exercise price of stock options awarded was the Nasdaq closing price of the Company’s common stock on the date of grant.

•	The options will vest in three or four equal annual installments.
•	Options cannot be exercised prior to vesting.
•	The options expire seven years after the grant date.
•

The Omnibus Incentive Plan prohibits the repricing of, or exchange of, stock options that are priced below the prevailing market price of our common stock with lower‑priced stock options without stockholder approval.

The following table provides an overview of some of the main characteristics of RSUs and non‑qualified stock options.

RSUs	Non‑Qualified Stock Options
An RSU award is a promise to deliver to the recipient, upon vesting, shares of the Company’s common stock.	Non‑qualified stock options provide the opportunity to purchase the Company’s common stock at a specified price called the “exercise price” at a future date.

Holders of RSUs are not entitled to vote the shares and do not receive cash dividends during the restriction period. Dividend equivalents are paid in cash upon the vesting of RSUs.	Stock option holders do not receive dividends on shares underlying options and cannot vote the shares underlying options.

RSUs have intrinsic value on the day the award is received and retain some realizable value even if the share price declines during the restriction period, so each provides strong employee retention value.

Non‑qualified stock options increase focus on activities primarily related to absolute share price appreciation. The Company’s non‑qualified stock options will expire seven years after their grant date. If the value of the Company’s common stock increases and the optionee exercises his or her option to buy at the exercise price, the optionee receives a gain in value equal to the difference between the option exercise price and the price of the stock on the exercise date. If the value of the Company’s common stock fails to increase or declines, the stock option has no realizable value. Stock options provide less retention value than RSUs because stock options have realizable value only if the share price appreciates over the option exercise price before the options expire.

Stock Ownership Guidelines

In order to further align the interests of our executive officers and directors with those of our stockholders, our Board of Directors has adopted stock ownership guidelines under which our executive officers and directors are required to achieve the following holdings by March 1, 2022 for those subject to the guidelines when adopted in March 2017 or, for any other executives and directors, within five years of becoming subject to the guidelines:

Leadership Position	Value of Shares
Chief Executive Officer	5x base salary
Chief Financial Officer	3x base salary
Other Executive Officers	1x base salary

For purposes of determining an individual’s ownership level, shares held outright, unvested RSUs and deferred stock units are included in the calculation, but unvested options are not. As of the date of this proxy statement, each person covered by our stock ownership guidelines either was already in compliance with the guidelines or was on track to be in compliance over the accumulation period based on anticipated vesting of currently outstanding equity awards and/or the expectation of future equity grants.

Severance Plan Arrangements

The employment agreements with each of the Named Executive Officers provide for a specified severance payment in the case of certain termination events. The Company’s current form of executive employment agreement provides for severance in connection with a change of control only if the executive’s employment ceases upon or within two years after that change in control, a so-called “double trigger.” The agreements for Mr. Dearborn and Mr. Levinsohn were amended in January 2019 to allow for payment of their severance in the form of salary continuation throughout the remainder of 2019, rather than a lump sum. The severance‑related terms of the employment agreements with the Named Executive Officers and the severance guidelines are described in more detail in “Named Executive Officer Compensation—Potential Payments Upon Termination or Change in Control.”

Employee Benefits and Perquisites

Our Named Executive Officers are eligible for the same benefits as full‑time employees generally, including life, health, and disability insurance and defined contribution retirement benefits. We do not offer supplemental executive benefits of any kind, and perquisites are not a material item of our compensation program for our executive officers.

Recoupment Policy

Our Executive Compensation Clawback Policy provides that we will, subject to applicable law, seek recoupment of executive officers’ performance‑based compensation (cash and equity) in the event of a restatement of our financial statements (other than due to changes in accounting rules) if the CNCG Committee determines that the amount of any performance‑based compensation actually paid or awarded to an executive officer would have been lower had it been calculated based on the restated financials. We would seek recoupment of such amounts previously paid or awarded over the amounts that would have been paid or awarded based on the restated financials. Based on a consideration of all relevant facts and circumstances, the CNCG Committee can determine to not seek recovery of these excess amounts if it determines that to do so would be unreasonable or not in our best interests. Each Named Executive Officer is subject to this policy.

Consideration of Tax and Accounting Impacts

The CNCG Committee may consider tax and accounting implications in designing the Company’s compensation programs. However, the CNCG Committee believes that in establishing the compensation programs for our executive officers, the potential tax and accounting implications of those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor.

Risk Assessment of Executive Officer Compensation

The CNCG Committee believes the various components of the total compensation package of the executive officers, as discussed above, are appropriately balanced so as to avoid any excessive risk taking by such individuals. First, long‑term equity awards tied to the market price of our common stock represent a significant component of executive officer compensation and promote a commonality of interest between the executive officers and our stockholders in increasing stockholder value. More specifically, a substantial portion of the equity awards is in the form of RSUs. The use of such RSUs mitigates the potential risk that stock options, which are granted from time to time to NEOs, might otherwise pose to risk taking in the short term. RSUs provide varying levels of compensation as the market price of our common stock fluctuates over time, and they are less likely to contribute to excessive risk taking. Furthermore, the equity awards, whether in the form of stock options or restricted stock unit awards, generally will vest over a period of years, and that vesting element encourages the award recipients to focus on sustaining our long‑term share price performance. Additionally, because equity awards are typically made on an annual basis, the executive officers always have unvested awards outstanding that could decrease significantly in value if our business is not managed to achieve its long‑term goals. In addition, under the 2018 MIP, an individual bonus amount is established for each executive officer at each level of potential goal attainment. Accordingly, at all levels of performance goal attainment, there are limits in place for the potential bonus payout. In addition, a maximum bonus amount is established for each participant such that no participant may earn more than a fixed percentage of the participant’s base salary. Accordingly, our overall compensation structure is not overly‑weighted toward short‑term incentives, and the CNCG Committee has taken what it believes are reasonable steps to protect against the potential of disproportionately large short‑term incentives that might encourage excessive risk taking.

COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Compensation, Nominating and Corporate Governance Committee has reviewed and discussed the Compensation Discussion and Analysis above, and, based on such review and discussions, has recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation, Nominating and Corporate Governance Committee

Richard A. Reck, Chairperson
Carol Crenshaw

Phil Franklin (Former)

Dana Goldsmith Needleman

NAMED EXECUTIVE OFFICER COMPENSATION

2019 Summary Compensation Table

The following table shows, for services performed during the designated year, compensation awarded to or earned by our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated individuals who served as executive officers as of December 29, 2019 (collectively, the “Named Executive Officers”).

							Non-Equity
				Stock		Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards (1)		Awards (1)	Compensation (2)	Compensation (3)	Total
Timothy P. Knight	2019	$600,000	$—	$1,647,500	(6)	$—	$495,640	$11,200	$2,754,340
Chief Executive Officer and	2018	$600,000	$—	$—		$—	$—	$11,000	$611,000
President	2017	$512,308	$—	$2,791,875		$747,000	$—	$237,300	$4,288,483

Terry Jimenez	2019	$546,250	$—	$988,500	(6)	$—	$363,470	$11,200	$1,909,420
EVP/Chief Financial Officer	2018	$475,000	$—	$—		$—	$—	$11,000	$486,000
	2017	$448,173	$—	$—		$—	$—	$10,800	$458,973

Julie K. Xanders	2019	$465,000	$—	$—		$—	$192,061	$11,200	$668,261
EVP/General Counsel	2018	$465,000	$—	$—		$—	$—	$11,000	$476,000
	2017	$473,269	$—	$842,779		$—	$—	$10,800	$1,326,848

Justin C. Dearborn (4)	2019	$32,308	$—	$—		$—	$—	$1,283,086	$1,315,394
Former Chief Executive Officer	2018	$600,000	$—	$—		$—	$—	$11,000	$611,000
and Chairperson of the Board	2017	$611,539	$—	$—		$—	$—	$145,935	$757,474

Ross Levinsohn (5)	2019	$32,308	$—	$—		$—	$—	$1,597,990	$1,630,298
Former Chief Executive Officer,	2018	$600,000	$400,000	$—		$—	$—	$11,000	$1,011,000
Tribune Interactive, LLC	2017	$219,231	$144,931	$5,352,000		$1,212,000	$—	$4,038	$6,932,200

(1)

Amounts reflect the aggregate grant date fair value of awards granted during the fiscal year noted as computed in accordance with FASB ASC Topic 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense to be recognized over the vesting period of the awards and do not correspond to the actual value that will be realized by the Named Executive Officers. Assumptions used in the calculation of these amounts are described in the Company’s audited financial statements included in the Company’s Annual Report of Form 10-K for each fiscal year.

(2)	Amounts reflect the payouts under the management incentive program, which are described in the “Compensation Discussion and Analysis” section of this proxy statement.
(3)

Amounts include $11,200 in 401(k) retirement plan matching contributions for each of the Named Executive Officers other than for Mr. Levinsohn for whom the contribution amount was $1,823 and Mr. Dearborn for whom there was no 401(k) matching contribution. With respect to Mr. Dearborn, the 2019 amount also includes the following amounts paid (as required by his employment agreement) as severance upon the termination of his employment without cause during 2019: (i) $1,260,000 in salary continuation payments, (ii) $23,086 reflecting a pro-rated 2019 MIP award, assuming target performance and pro-rated for the number of days he worked in 2019. With respect to Mr. Levinsohn, the 2019 amount also includes the following amounts paid (as required by his employment agreement) as severance upon the termination of his employment without cause during 2019: (i) $957,692 in salary continuation payments, (ii) $600,000 sign on bonus (iii) $38,475 reflecting a pro-rated 2019 MIP award, assuming target performance and pro-rated for the number of days he worked in 2019.

(4)	Mr. Dearborn’s employment with the Company terminated in January 2019.
(5)	Mr. Levinsohn’s employment with the Company terminated in January 2019.
(6)	Reflects each of Mr. Knight’s and Mr. Jimenez’s RSU grants in 2019 that vest on the first anniversary of the grant date.

2019 Grants of Plan‑Based Awards Table

The following table shows equity and non‑equity incentive plan compensation opportunities granted to our Named Executive Officers under our management incentive plan during the fiscal year ended December 29, 2019.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise or	Grant Date
		Estimated Future Payouts			Number of	Number of	Base	Fair Value of
		Under NonEquity			Shares of	Securities	Price of	Stock and
		Incentive Plan Awards (1)			Stock or	Underlying	Option	Option
		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($ / share)	($)
Timothy P. Knight	1/16/2019	—	600,000	1,200,000	125,000	—	13.18	1,647,500
Terry Jimenez	1/16/2019	—	440,000	880,000	75,000	—	13.18	988,500
Julie K. Xanders		—	232,500	465,000	—	—	—	—
Justin C. Dearborn		—	600,000	1,200,000	—	—	—	—
Ross Levinsohn		—	1,000,000	2,000,000	—	—	—	—

(1)

These columns show the threshold, target and maximum payouts under the 2019 management incentive program, which is described in the “Compensation Discussion and Analysis” section of this proxy statement.

Employment Agreements

The Company has entered into employment agreements with our currently employed Named Executive Officers as described below. Each agreement provides for certain payments and benefits to the executive upon separation from us as described below in “Potential Payments Upon Termination or Change in Control.” Each agreement also contains certain restrictive covenants for our benefit and requires the executive to maintain the confidentiality of our confidential information. The equity awards described in each agreement will be subject to such other terms as set forth in the Omnibus Incentive Plan and applicable award agreements. The employment agreements generally provide for a minimum base salary and target bonus opportunity.

Terry Jimenez

Pursuant to his employment agreement, effective April 4, 2018, Mr. Jimenez is entitled to receive an annual base salary of at least $475,000 and has a target annual cash bonus opportunity of at least 75% of base salary. The term of his employment agreement expires on April 3, 2021.

Julie K. Xanders

Pursuant to her employment agreement, effective January 4, 2018, Ms. Xanders is entitled to a minimum annual base salary of $465,000 and has a target annual cash bonus opportunity of 50% of base salary.

2019 Outstanding Equity Awards at Fiscal Year‑End Table

The following table shows the outstanding stock options and unvested RSU awards held by each Named Executive Officer as of December 29, 2019.

		Option Awards				Stock Awards
		Number of	Number of			Number of	Market
		Securities	Securities			Shares or	Value of
		Underlying	Underlying			Units of	Shares or
		Unexercised	Unexercised			Stock That	Units of
		Options	Options	Option	Option	Have Not	Stock That
		(#)	(#)	Exercise	Expiration	Vested	Have Not
Name	Grant Date	Exercisable	Unexercisable (1)	Price (2)	Date	(#) (3)	Vested (4)
Timothy P. Knight	2/23/2017	75,000	37,500	$14.89	2/23/2024	62,500	$815,000
	1/16/2019	—	—	$—	—	125,000	$1,630,000

Terry Jimenez	8/2/2016	112,500	—	$14.87	8/2/2023	—	$—
	1/16/2019	—	—	$—	—	75,000	$978,000

Julie K. Xanders	5/7/2013	6,301	—	$14.02	5/7/2023	—	$—
	8/29/2014	7,000	—	$19.20	8/29/2021	—	$—
	3/9/2015	7,000	—	$17.41	3/9/2022	—	$—
	10/25/2016	—	—	$—	—	4,929	$64,274
	4/3/2017	—	—	$—	—	10,578	$137,937
	12/20/2017	—	—	$—	—	10,000	$130,400

Justin C. Dearborn	8/2/2016	225,000	—	$14.87	3/20/2020	—	$—

Ross Levinsohn	8/21/2017	133,332	—	$13.38	3/20/2020	—	$—

(1)

The stock option awards granted in 2014, 2015, 2016 and 2017 were pursuant to the Omnibus Incentive Plan. The 2014 and 2015 awards vest over four years in equal installments on March 1st of each year following the grant until the option is fully vested. The 2016 and 2017 awards granted to Messrs. Dearborn, Jimenez, Knight and Levinsohn vest over three years in equal installments on each anniversary of the grant date until their options are fully vested. Each stock option award has a term of seven years; provided, however, that pursuant to the terms of our option award agreements, upon certain termination events, including a termination without cause, the option term may be shortened to 90 days from the date of termination. Vesting is subject to continued service. Stock options with a grant date of May 7, 2013 for Ms. Xanders were granted pursuant to the Tribune Media Company 2013 Equity Incentive Plan and converted to the Company’s stock options under the Omnibus Incentive Plan and have a term of ten years, which may be shortened upon certain terminations of employment.

(2)	The per share option exercise price represents the closing price of the Company’s common stock on the date of grant.
(3)

The RSUs were granted pursuant to the Omnibus Incentive Plan. The awards granted in 2014 and 2015 vest over four years in equal installments on March 1st of each year following the grant until the award is fully vested. The 2019 awards granted to Messrs. Jimenez and Knight vest on the one year anniversary of the grant date and are fully vested at that time. The 2016 and 2017 awards granted to Messrs. Dearborn, Jimenez, Knight and Levinsohn vest over three years in equal installments on each anniversary of the grant date until their awards are fully vested. The 2016 and April 2017 awards granted to Ms. Xanders vest over four years in equal installments on each anniversary of the grant date until the award is fully vested and the December 2017 grant issued to Ms. Xanders vest over three years in equal installments on each anniversary of the grant date until the award is fully vested. Vesting is subject to continued service. RSUs with a grant date of May 7, 2013 for Ms. Xanders were granted pursuant to the Tribune Media Company 2013 Equity Incentive Plan and converted to the Company’s RSUs under the Omnibus Incentive Plan.

(4)	Market value was determined by multiplying the number of RSUs by $13.04 (the closing price of the Company’s common stock on December 27, 2019, the last day of trading in fiscal year 2019).

2019 Option Exercises and Stock Vested Table

The following table shows, for the fiscal year ended December 29, 2019, the RSUs vested for the Named Executive Officers. No options were exercised in 2019.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($) (1)
Timothy P. Knight	—	—	62,500	758,125
Terry Jimenez	—	—	62,500	513,125
Julie K. Xanders	—	—	22,555	264,373
Justin C. Dearborn	—	—	125,000	1,026,250
Ross Levinsohn	—	—	133,333	999,998

(1)	Based on the closing price of the Company’s common stock on the vesting date.

Elements of Post‑Termination Compensation and Benefits

Employment Agreements

The Company (or a subsidiary thereof) has employment agreements with each of our executive officers. The employment agreements provide for certain payments and benefits to the executive officer upon the executive officer’s separation from us as described below in “Potential Payments Upon Termination or Change in Control”.

Change in Control Provisions for Equity Awards

Change in Control Provisions in the Omnibus Incentive Plan.

The Omnibus Incentive Plan is administered by the CNCG Committee or such other committee as our Board may from time to time designate (the “Plan Committee”). Upon a change in control, no cancellation, acceleration of exercisability or vesting, lapse of any restricted period or settlement or other payment will occur with respect to any outstanding awards, if the Plan Committee reasonably determines in good faith, prior to the occurrence of the change in control, that such outstanding awards will be honored or assumed or new rights substituted therefor (such honored, assumed or substituted awards, “Alternative Awards”). Alternative Awards must provide a participant with substantially equivalent rights and entitlements and provide for accelerated vesting in the event a participant’s employment is terminated without “cause” within 12 months after the change in control.

If the Plan Committee reasonably determines in good faith, prior to the occurrence of the change in control, that no Alternative Awards will be provided, then, (A) all unvested awards (other than performance awards) shall vest and the restricted period on that award shall lapse; (B) each outstanding option and stock appreciation right (“SAR”) will vest and be canceled in exchange for a cash payment equal to (x) the excess, if any, of the change in control price over the exercise price of such option or SAR, multiplied by (y) the aggregate number of shares of common stock covered by such award; (C) each outstanding performance award with a performance cycle in progress at the time of the change in control shall be deemed to be earned and become vested and paid out based on the performance goals achieved as of the date of the change in control (which performance goals shall be pro‑rated, if necessary or appropriate, to reflect the portion of the performance cycle that has been completed), and all other performance awards shall terminate and be forfeited upon consummation of the change in control; (D) cash awards that are vested but unpaid shall be paid in cash; and (E) each outstanding restricted stock, RSU, performance shares and performance units and other stock‑based awards shall vest, the restricted period (if any) on all such outstanding awards shall lapse and shares of common stock issued or the awards may be canceled in exchange for a cash payment equal to (x) the change in control price, multiplied by (y) the aggregate number of shares of common stock covered by such award; provided, however that no award that is subject to Section 409A of the Code shall be canceled in exchange for a cash payment unless such payment may be made without the imposition of any additional taxes or interest under Section 409A of the Code.

If the Plan Committee reasonably determines in good faith, prior to the occurrence of the change in control, that no Alternative Awards will be provided, then the Plan Committee may determine, in its discretion, to cancel some or all awards in exchange for a cash payment based on the change in control price or may, in its discretion, accelerate the exercisability or vesting or lapse of any restricted period with respect to all or any portion of any outstanding award.

Awards to Executives Under the Omnibus Incentive Plan. The awards granted under the Omnibus Incentive Plan provide for accelerated vesting as follows:

•

Death or Disability. Upon termination of employment of the executive officer by reason of death or disability, the unvested portion of the award will vest in full and stock options will remain exercisable for one year following the termination of employment, but not later than the original term of the option as determined by the Plan Committee when granted (generally seven years).

•

Change in Control. If the executive officer will not receive an Alternative Award satisfying the conditions set forth in the Omnibus Incentive Plan, in the event of a change in control occurring prior to the applicable vesting date, the unvested portion of the award will vest in full and in the case of stock options, if so directed by the Plan Committee, will be cancelled in exchange for a payment equal to the excess, if any, of the price paid for a share of common stock in the transaction resulting in the change in control over the applicable exercise price. In addition, in February 2016, all then-outstanding RSUs and stock options held by Ms. Xanders were amended to also provide for full acceleration of the unvested shares in the event of (a) a termination of employment without cause within two years following a change in control, (b) the change in control occurs during the term of their respective employment agreements and (c) they timely sign a release and waiver of claims. The equity grants awarded after this amendment to each of Messrs. Dearborn, Jimenez, Knight and Levinson, and Ms. Xanders (other than the April 2017 RSU grant to Ms. Xanders) include a similar provision.

Potential Payments Upon Termination or Change in Control

The employment agreements with each of our executive officers provide for certain payments and benefits upon a separation from us. To the extent applicable, “cause” and “good reason” are defined in the employment agreements. If any payments or benefits payable under the employment agreements will be subject to a parachute excise tax under Section 4999 of the Internal Revenue Code, we will pay to the executive officer either (a) the full amount of such payments or benefits or (b) the full amount reduced by an amount that prevents any portion from being an excess parachute payment with the meaning of Code Section 280G, whichever results, on an after-tax basis, in the greater amount payable to the executive officer.

Terry Jimenez

Pursuant to Mr. Jimenez’s employment agreement in effect at the end of 2019, if the Company terminates his employment without cause (and other than due to death or disability) or he resigns for good reason, subject to his execution and non-revocation of a release of claims, the Company will pay him, in addition to his previously-accrued compensation, the following severance: (i) an amount equal to the greater of (x) an amount equal to his base salary paid via salary continuation over the remainder of the term of the agreement (through April 3, 2021) or (y) his base salary paid via salary continuation for a 52 week period after the date of termination, (ii) any unpaid annual bonus with respect to the calendar year immediately preceding the calendar year of termination of employment, and (iii) a pro-rata amount of the annual bonus based on actual performance with respect to the calendar year of termination of employment, with the pro-rated annual bonus payment paid at the time such bonuses are paid to the other executive officers of the Company.

In addition to such amounts, if there is a change in control (as defined in Mr. Jimenez’s employment agreement) of the Company during the term of Mr. Jimenez’s employment agreement and (1) the Company terminates his employment for any reason other than death, disability, or for cause, or he resigns for good reason (as cause and good reason are defined in the employment agreement) within two years of that change in control and (2) Mr. Jimenez executes a waiver and release of claims and does not revoke it, then all of his unvested equity awards will vest in full. An equity award granted to Mr. Jimenez in January, 2019 vests in full upon a change in control.

Julie K. Xanders

Pursuant to Ms. Xanders’ employment agreement in effect at the end of 2019, if the Company terminates her employment without cause (and other than due to death or disability) or she resigns for good reason, subject to her execution and non-revocation of a release of claims, the Company will pay her, in addition to her previously-accrued compensation, the following severance: (i) 12 months of her base salary paid bi-weekly over 52 weeks, (ii) any unpaid annual bonus for the preceding year, and (iii) a pro-rated annual bonus for the year of termination based on actual performance with respect to the calendar year of termination of employment, with the pro-rated annual bonus payment paid at the time such bonuses are paid to the other executive officers of the Company.

In addition to such amounts, if there is a change in control (as defined in Ms. Xanders employment agreement) of the Company during the term of her employment agreement and (1) the Company terminates her employment for any reason other than death, disability, or for cause, or she resigns for good reason (as cause and good reason are defined in the employment agreement) within two years of that change in control and (2) Ms. Xanders executes a waiver and release of claims and does not revoke it, then all of her unvested equity awards (other than those granted in April 2017) will vest in full.

Timothy P. Knight

Mr. Knight stepped down as Chief Executive Officer, President and Chairman of the Board, effective January 31, 2020, and continued his employment with the Company through March 1, 2020. The Company and Mr. Knight agreed that in satisfaction of Mr. Knight’s severance rights under his employment agreement with Tribune Publishing Company, LLC, Mr. Knight received continuation of his base salary for one year through February 28, 2021 ($600,000), his bonus for 2019 and certain benefit continuation.

Pursuant to Mr. Knight’s employment agreement in effect at the end of 2019, if the Company had terminated his employment without cause (and other than due to death or disability) or he had resigned for good reason, subject to his execution and non-revocation of a release of claims, the Company would have paid him, in addition to his previously-accrued compensation, the following severance: (i) an amount equal to the greater of (x) an amount equal to his base salary paid via salary continuance over the remainder of the term of the agreement (through January 31, 2022) or (y) his base salary paid via salary continuance for a 52 week period after the date of termination, (ii) any unpaid annual bonus with respect to the calendar year immediately preceding the calendar year of termination of employment, (iii) a pro-rata amount of the annual bonus based on actual performance with respect to the calendar year of termination of employment, with the pro-rated annual bonus payment paid at the time such bonuses are paid to the other executive officers of the Company and (iv) certain benefit continuation.

In addition to such amounts, if there was a change in control (as defined in Mr. Knight’s employment agreement) of the Company during the term of Mr. Knight’s employment agreement and (1) the Company terminated his employment for any reason other than death, disability, or for cause, or he resigned for good reason (as cause and good reason are defined in the employment agreement) within two years of that change in control and (2) Mr. Knight executed a waiver and release of claims and did not revoke it, then all of his unvested equity awards would have vested in full.

Justin C. Dearborn

Mr. Dearborn stepped down as Chief Executive Officer and Chairman of the Board, effective January 17, 2019. Pursuant to his amended employment agreement, the Company paid him, in addition to his previously-accrued compensation, the following severance: (i) an amount, paid in substantially equal installments as salary continuance throughout the remainder of calendar year 2019, equal to his base salary remaining due under the term of the agreement (through February 21, 2021) ($1,260,000) and (ii) a pro-rata amount of the annual bonus based on actual performance with respect to calendar year 2019 ($23,085.62), with the pro-rated annual bonus payment paid at the time such bonuses are paid to the other executive officers of the Company.  In addition, Mr. Dearborn continued to vest in equity awards through the end of calendar year 2019.

Ross Levinsohn

Mr. Levinsohn moved on from his role as Chief Executive Officer of Tribune Interactive, LLC to pursue new opportunities, effective January 17, 2019. Pursuant to his amended employment agreement, the Company paid him, in addition to his previously-accrued compensation, the following severance: (i) an amount, paid in substantially equal installments as salary continuance throughout the remainder of calendar year 2019, equal to his base salary and sign-on bonus remaining due under the term of the employment agreement (through August 20, 2020) ($1,557,692), and (ii) a pro-rata amount of the annual bonus based on actual performance with respect to calendar year 2019 ($38,475.13), with the pro-rated annual bonus payment paid at the time such bonuses are paid to the other executive officers of the Company. In addition, Mr. Levinsohn continued to vest in equity awards through the end of calendar year 2019, and Mr. Levinsohn and his eligible family members will continue to receive medical, dental and vision coverage through August 20, 2020, with Mr. Levinsohn continuing to pay his portion of such benefits for such time.

Estimated Payments Upon Termination or Change in Control at Year End Table

The following table shows the estimated incremental compensation for Messrs. Knight and Jimenez and Ms. Xanders as of December 29, 2019, in the event a termination of employment without cause (and other than due to death or disability) or resignation for good reason or a change in control had occurred on that date. The table does not include benefits generally available to all employees or payments and benefits that the Named Executive Officers would have already earned during their employment with us whether or not a termination or change in control event had occurred. In addition, the table does not include pro rata incentive bonuses for the year of termination because December 29, 2019 was the last day of the fiscal year and the incentive amounts for 2019 are set forth in the Non-Equity Incentive Plan Compensation column of the 2019 Summary Compensation Table. Actual amounts payable can only be determined at the time of termination or change in control and any reduction pursuant to the employment agreements in payments that would otherwise be subject to parachute excise tax at such time is not reflected in the table below.

		Before Change of	On or After Change
		Control	of Control
		Termination	Termination
		Without Cause or	Without Cause or
Name	Benefit	for Good Reason	for Good Reason (1)
Timothy P. Knight	Cash Severance	$1,257,692	$1,257,692
	RSU Acceleration (2)	$—	$—
	Option Acceleration (3)	$—	$—
	Total	$1,257,692	$1,257,692

Terry Jimenez	Cash Severance	$602,885	$602,885
	RSU Acceleration (2)	$—	$978000
	Option Acceleration (3)	$—	$—
	Total	$602,885	$1,580,885

Julie K. Xanders	Cash Severance	$465,000	$465,000
	RSU Acceleration (2)	$—	$194,674
	Option Acceleration (3)	$—	$—
	Total	$465,000	$659,674

(1)

RSU acceleration and stock option acceleration in connection with a change in control require termination of employment without cause or resignation for good reason if the awards are assumed or substituted; however, the awards will vest upon a change of control if the awards are not assumed or substituted. In addition, all of the outstanding awards of Messrs. Knight and Jimenez and the awards of Ms. Xanders, other than the award to Ms. Xanders granted in April 2017, specifically provide for acceleration of the vesting of awards upon termination of employment without cause or resignation for good reason within specified periods of time after a change of control. The numbers in this column assume assumption of the awards and within 12 months of a change of control either a termination of employment without cause or, for all Named Executive Officers’ equity grants outstanding as of December 31, 2019 other than Ms. Xanders’ April 2017 grant, resignation for good reason.

(2)	Calculated by multiplying the number of accelerated RSUs by $13.04 (the closing price of the Company’s common stock on December 27, 2019, the last trading day on Nasdaq during our 2019 fiscal year).
(3)

Calculated by multiplying the number of shares underlying accelerated options by the excess, if any, of (i) $13.04 (the closing price of the Company’s common stock on December 27, 2019, the last trading day on Nasdaq during our 2019 fiscal year) over (ii) the exercise price of the applicable options.

2019 Pay-Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the annual total compensation of our median employee, the annual total compensation of our Chief Executive Officer, and the ratio of these two amounts. We have estimated the 2019 annual total compensation of our median employee to be $47,249. The 2019 annual total compensation of Mr. Knight, as set forth in the Summary Compensation Table above, was $2,754,340. The ratio of the estimated annual total compensation of our median employee to the annual total compensation of our CEO was 1 to 59. We selected the median employee based on our employee base (excluding Mr. Knight) as of December 30, 2019 using 2020 Box 1 W-2 compensation. For purposes of calculating the ratio, after determining our median employee, we calculated that employee’s compensation for purposes of this ratio in the manner consistent with SEC rules for the Summary Compensation Table and compared it to Mr. Knight’s total compensation in that same table.

POLICIES AND PROCEDURES FOR THE REVIEW AND APPROVAL OR RATIFICATION
OF TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for the Review and Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written policy for the review and approval or ratification of related person transactions. Under the policy, our directors, nominees for director and executive officers are expected to disclose to our General Counsel as soon as reasonably practicable the material facts of any proposed or existing transaction, arrangement or relationship in which the Company was, is or will be a participant and such director, nominee for director or executive officer (or any immediate family member thereof as defined in the policy) had, has or will have any direct or indirect interest (other than transactions, arrangements or relationships specifically excluded as set forth in the policy). The Audit Committee of the Board has responsibility for administering this policy and may review, and recommend amendments to, this policy from time to time.

A related person transaction generally is defined as any transaction required to be disclosed under the SEC’s related person transaction disclosure requirement of Item 404(a) of Regulation S‑K.

Any potential related person transaction reported to or otherwise made known to the General Counsel is reviewed according to the following procedures:

•

If the General Counsel determines that disclosure of the transaction in our annual proxy statement or annual report on Form 10‑K is not required under the SEC’s related person transaction requirement, the transaction will not be deemed to be a related person transaction subject to the policy.

•

If disclosure of the transaction in our annual proxy statement or annual report on Form 10‑K would be required under the SEC’s related person transaction requirement, the General Counsel will submit the transaction to the Audit Committee. The Audit Committee will review and determine whether to approve or ratify the transaction.

•

The Audit Committee will approve or ratify the transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company. The Audit Committee, in its sole discretion, may impose such terms and conditions as it deems appropriate on the Company or the related person in connection with approval of the transaction.

•

In the event that it is impracticable or undesirable to wait until an Audit Committee meeting to obtain approval or ratification of the transaction, the chairperson of the Audit Committee may approve or ratify any transaction not involving the chairperson or an immediate family member thereof, and any other member of the Audit Committee who is not involved in and does not have an immediate family member who is involved in the transaction may approve or ratify any transaction involving the chairperson or an immediate family member thereof. In such event, the chairperson or other member of the Audit Committee, as applicable, will possess delegated authority to act between Audit Committee meetings and the transaction will be disclosed to the Audit Committee. Any transaction that is material will be disclosed to the full Board.

When determining whether to approve or ratify a related person transaction, the Audit Committee will review relevant facts regarding the related person transaction, including, without limitation: fairness to the Company; whether the terms are comparable to those generally available in arm’s‑length transactions; the business reasons for the transaction; the availability of other sources for comparable products or services; and the nature and extent of the related person’s interest in the transaction.

If any related person transaction is ongoing or is part of a series of transactions, the Audit Committee may establish guidelines as necessary to appropriately review the ongoing transaction. After initial approval or ratification of the transaction, the Audit Committee will review the transaction on a regular basis (at least annually).

In the event the Audit Committee determines not to ratify a transaction that has been entered into without approval, the Audit Committee may consider additional action, in consultation with counsel, including, but not limited to, termination of the transaction on a prospective basis, rescission of the transaction or modification of the transaction in a manner that would permit it to be ratified by the Audit Committee.

Related Person Transactions

Agreements with Merrick Media, LLC

On February 3, 2016, the Company entered into (a) a Securities Purchase Agreement (the “Merrick Purchase Agreement”), by and among the Company, Merrick Media, LLC (“Merrick Media”) and Michael W. Ferro, Jr., which was later amended and (b) a Registration Rights Agreement (the “Merrick Registration Rights Agreement”), by and between the Company and Merrick Media. On December 20, 2017, the Company and one of its subsidiaries entered into a Consulting Agreement (the “Consulting Agreement”) with Merrick Ventures LLC (“Merrick Ventures”) and, solely for certain sections thereof, Mr. Ferro and Merrick Media. On November 15, 2019, Merrick Media and its affiliates sold 9,071,529 shares of Company common stock, all of the shares of Company stock they controlled, to funds affiliated with Alden Global Capital LLC in a private transaction. Mr. Ferro, who was the Chairperson of our Board until March 18, 2018, is the manager of Merrick Venture Management, LLC (“Merrick Management”), which is the sole manager of Merrick Media. Because Merrick Management serves as the sole manager of Merrick Media, Mr. Ferro may have been deemed to indirectly control all of the shares of the Company’s common stock that were owned by Merrick Media.

The summaries of the Merrick Registration Rights Agreement and the Consulting Agreement (as amended) below are qualified in their entireties by reference to the full text of the applicable agreements, which are listed as exhibits to the Company’s 2018 Annual Report on Form 10‑K.

Registration Rights Agreement

Pursuant to the Merrick Registration Rights Agreement, Merrick Media was entitled to certain registration rights under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of common stock of the Company acquired in connection with the Merrick Purchase Agreement. The Merrick Registration Rights Agreement provided that the Company would use its reasonable best efforts to cause a registration statement with respect to the shares of common stock to be declared effective. The Company would pay all of its own costs and expenses, including all fees and expenses of counsel for the Company, relating to the Merrick Registration Rights Agreement. The Merrick Registration Rights Agreement terminated upon the sale of the shares of common stock subject to the agreement to the funds affiliated with Alden Global Capital LLC.

Consulting Agreement, as amended

The Consulting Agreement provided for the engagement of Merrick Ventures on a non-exclusive basis to provide certain management expertise and technical services for an annual fee of $5 million. During the term of the Consulting Agreement, Merrick Ventures and Mr. Ferro agreed to certain non-competition covenants relating to engaging in certain other daily printed newspaper businesses, subject to certain exceptions. In June 2018, the Company amended the Consulting Agreement to reduce the total fees due under the Consulting Agreement by $2.5 million. The Company paid the $12.5 million in fees due under the Consulting Agreement during 2018.

The Consulting Agreement provided for a rolling three-year term, with the initial term continuing through December 31, 2020. The amendment to the Consulting Agreement eliminated the rolling term, such that the term of the Consulting Agreement will end on December 31, 2020, and allows the Company to engage Merrick Ventures as its advisor, if it so chooses, but at no additional cost to the Company. If so engaged, the Company would indemnify Merrick Ventures if the Company requests it to meet with third parties.

Agreements with Nant Capital, LLC

On May 22, 2016, the Company entered into (a) a Securities Purchase Agreement (the “Nant Purchase Agreement”), by and among the Company, Nant Capital, LLC (“Nant Capital”) and Dr. Patrick Soon-Shiong and (b) a Registration Rights Agreement (the “Nant Registration Rights Agreement”), by and between the Company and Nant Capital. In addition, on February 7, 2018, the Company entered into a Membership Interest Purchase Agreement by and among the Company and Nant Capital (the “Membership Interest Purchase Agreement”). Dr. Soon-Shiong and Nant Capital collectively beneficially owned, as of March 24, 2020, approximately 24.0% of the outstanding common stock of the Company.

The summaries of the Nant Purchase Agreement, the Nant Registration Rights Agreement and the Membership Interest Purchase Agreement described below are qualified in their entireties by reference to the full text of the applicable agreements, which are listed as exhibits to the Company’s 2019 Annual Report on Form 10 K.

Securities Purchase Agreement

Pursuant to the Nant Purchase Agreement, on May 22, 2016, the Company agreed to sell to Nant Capital in a private placement 4,700,000 unregistered shares of common stock of the Company (the “Purchased Common Stock”) at a purchase price of $15.00 per share, for a total of $70,500,000 in cash consideration. The Nant Purchase Agreement includes covenants prohibiting the transfer of shares of the Company’s common stock if the transfer would result in a person beneficially owning more than 4.9% of the Company’s then-outstanding shares of common stock following the transfer, as well as transfers to a material competitor of the Company in any of the Company’s then-existing primary geographical markets. Nant Capital and Dr. Soon-Shiong, and their respective affiliates, are also prohibited, without the prior written approval of the Board, from acquiring additional equity of the Company if the acquisition could result in their beneficial ownership of more than 25% of the Company’s then-outstanding shares of common stock.

Registration Rights Agreement

Pursuant to the Nant Registration Rights Agreement, Nant Capital is entitled to certain registration rights under the Securities Act with respect to the Purchased Common Stock. The Nant Registration Rights Agreement provides that the Company shall use its reasonable best efforts to cause a registration statement with respect to the Purchased Common Stock to be declared effective. The Company will pay all of its own costs and expenses, including all fees and expenses of counsel for the Company, relating to the Nant Registration Rights Agreement.

Membership Interest Purchase Agreement

Pursuant to the Membership Interest Purchase Agreement, the Company agreed to sell the Los Angeles Times, The San Diego Union-Tribune and various other California titles to Nant Capital (the “Nant Transaction”). The Nant Transaction closed on June 18, 2018. The Membership Interest Purchase Agreement contains provisions, covenants, representations and warranties made by the Company and Nant Capital that are typical in transactions of this size, type and complexity. In addition, the Membership Interest Purchase Agreement provides that the parties will indemnify each other for breaches of these representations, warranties and covenants, subject to certain limitations, and for certain other matters.

Transition Services Agreement

In connection with the closing of the Nant Transaction, the Company entered into a transition services agreement (“TSA”) with NantMedia Holdings, LLC (“NantMedia”), providing for up to twelve months of transition services between the parties at negotiated rates approximating cost. Either party may discontinue all or a portion of the services being provided to such party by providing 60 days advance notice. In January 2019, the Company and Nant Media amended the TSA. The amendment extended the term of the contract to June 30, 2020, settled the working capital adjustment from the Nant Transaction, and provided an indemnity related to certain receivables. During 2019, the Company recognized $19.5 million of revenue from provision of TSA services to NantMedia.

ADDITIONAL INFORMATION

Code of Ethics and Business Conduct

Our Board of Directors has adopted a Code of Ethics and Business Conduct that applies to all directors, officers, and non‑union employees of the Company. In addition, our Board of Directors has adopted a Code of Ethics and Business Conduct for CEO and Senior Financial Officers that applies to the Company’s Chief Executive Officer, Chief Financial Officer and Corporate Controller (or persons performing similar functions). Stockholders may access a copy of the Code of Ethics and Business Conduct and the Code of Ethics and Business Conduct for CEO and Senior Financial Officers on our website at investor.tribpub.com.

List of Stockholders of Record

In accordance with Delaware law and our By‑Laws, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time at our principal executive offices at 160 N. Stetson Avenue, Chicago, Illinois 60601. This list will also be available during the entire time of the Annual Meeting on the virtual annual meeting website.

Submission of Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

Pursuant to Rule 14a‑8(e) under the Exchange Act, to be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2021 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on December 9, 2020. As prescribed by Rule 14a‑8(b) under the Exchange Act, a stockholder must, among other things, have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the annual meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2021 Annual Meeting of Stockholders, stockholders are advised to review our By‑Laws as they contain requirements with respect to advance notice of stockholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of our 2020 Annual Meeting of Stockholders. Accordingly, any such stockholder proposal must be received between the close of business on January 21, 2021 and the close of business on February 20, 2021. In the event that the date of the 2021 Annual Meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the 2020 Annual Meeting, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. A copy of the pertinent By‑law provisions is available upon request to the following address: Corporate Secretary, Tribune Publishing Company, 160 N. Stetson Avenue, Chicago, Illinois 60601. For such proposals or nominations that are timely filed, we retain discretion to vote proxies we receive, provided that (i) we include in our proxy statement advice to stockholders on the nature of the proposal and how we intend to exercise our voting discretion and (ii) the proponent does not issue a separate and appropriate proxy statement.

Consideration of Stockholder‑Recommended Director Nominees

The Compensation, Nominating and Corporate Governance Committee will consider director nominee recommendations submitted by stockholders. Stockholders who wish to recommend a director nominee should submit their suggestions in writing to the following address: Chairperson of Compensation, Nominating and Corporate Governance Committee, Attn: Corporate Secretary, Tribune Publishing Company, 160 N. Stetson Avenue, Chicago, Illinois 60601. As required by our By‑Laws, stockholders should include in their submissions the name, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to being named as a nominee and to serving as a director if elected. Stockholders may access a copy our By‑Laws on our website at investor.tribpub.com.

Evaluation of any such recommendations is the responsibility of the Compensation, Nominating and Corporate Governance Committee. In the event of any stockholder recommendations, the Compensation, Nominating and Corporate Governance Committee will evaluate the persons recommended in the same manner as other candidates.

Communications with the Board of Directors

Stockholders and other stakeholders may contact the Board of Directors as a group, the independent directors, or any individual member of the Board or any Committee of the Board by sending written correspondence by email to Julie.Xanders@tribpub.com or by mail to the following address: Tribune Publishing Company, Attn: Corporate Secretary, 160 N. Stetson Avenue, Chicago, Illinois 60601. Each communication should clearly specify the name(s) of the group of directors or the individual director to whom the communication is addressed. Our Board Communications Policy sets forth the policy for handling communications addressed to the Board. Under that process, the Corporate Secretary of Tribune Publishing Company is responsible for reviewing, summarizing or sending a copy to the Board, the Chairman of the Audit Committee or the office of the General Counsel, whichever is applicable, of any correspondence that deals with legal, ethical or compliance issues or other matter deemed by the Corporate Secretary to be potentially material to the Company. Directors may at any time review a log of all relevant correspondence received by the Company that is addressed to non‑employee members of the Board of Directors and obtain copies of any such correspondence.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 20, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. TRIBUNE PUBLISHING COMPANY 160 N. STETSON AVENUE CHICAGO, IL 60601 During The Meeting - Go to www.virtualshareholdermeeting.com/TPCO2020 You may attend the meeting via the Internet and vote during the meeting. Have your 16-digit control number available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 20, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E98182-P37628 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TRIBUNE PUBLISHING COMPANY The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Election of Directors Nominees: 01) 02) 03) Carol Crenshaw Philip G. Franklin Terry Jimenez 04) 05) 06) Christopher Minnetian Dana Goldsmith Needleman Richard A. Reck For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. ! ! ! ! ! ! 2. Approve, on an advisory basis, the compensation of the Company's named executive officers for 2019 3. Ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 27, 2020 NOTE: The named proxies shall have discretionary authority to vote on any other business as may properly be presented at the Annual Meeting and any adjournment or postponement of the Annual Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E98183-P37628 TRIBUNE PUBLISHING COMPANY Annual Meeting of Stockholders May 21, 2020 2:00 PM (Central) This proxy is solicited by the Board of Directors The stockholder hereby appoints Terry Jimenez and Julie K. Xanders, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote upon the matters listed on the reverse side of this ballot, as designated on the reverse side of this ballot, with discretionary authority as to any and all other matters that may properly come before the meeting, all of the shares of stock of Tribune Publishing Company that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held as a virtual-only meeting on Thursday, May 21, 2020, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Please note there will be no physical location for the meeting. To attend the meeting live via the Internet, please go to www.virtualshareholdermeeting.com/TPCO2020 and have your 16-digit control number available to login. Continued and to be signed on reverse side